UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
 ___________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. )
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
HAMILTON LANE INCORPORATED
_________________________________________________________________________________________________
(Name of Registrant as Specified In Its Charter)

_________________________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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110 Washington Street
Suite 1300
Conshohocken, PA 19428
Telephone: (610) 934-2222

July 24, 2025
Fellow Stockholders:
You are cordially invited to attend the Hamilton Lane Incorporated 2025 Annual Meeting of Stockholders (the “Annual Meeting”), which will be held via live audio webcast on Thursday, September 4, 2025 at 9:30 a.m. (Eastern Time).
All Hamilton Lane Incorporated stockholders of record at the close of business on July 9, 2025 are welcome to attend the Annual Meeting, but it is important that your shares are represented at the Annual Meeting whether or not you plan to attend. To ensure that you will be represented, we ask you to vote by telephone, mail or over the Internet in advance of the Annual Meeting.
We have determined that it is in the best interest of Hamilton Lane and its stockholders to hold the Annual Meeting “virtually” via live audio webcast. The virtual Annual Meeting affords our stockholders the same rights and opportunities as an in-person meeting, while allowing them to attend the meeting regardless of their geographic location or other circumstances that could limit their ability to attend an in-person meeting. You will be able to attend and participate in the Annual Meeting online by visiting www.virtualshareholdermeeting.com/HLNE2025 at the meeting date and time described above and in the accompanying proxy statement. To participate in the meeting, you must have the 16-digit control number that appears on your Notice of Internet Availability of Proxy Materials or, if you received a paper copy of the proxy materials, your proxy card (printed in the box and marked by the arrow) or the instructions that accompanied your proxy materials. You will have the ability to vote and submit questions during the meeting via the meeting website. There is no physical location for the Annual Meeting.
Along with the other members of your board of directors, we would like to express our appreciation for your continued interest in the business of Hamilton Lane.

Sincerely,
/s/ Erik R. Hirsch	/s/ Juan Delgado-Moreira
Erik R. Hirsch Co-Chief Executive Officer	Juan Delgado-Moreira Co-Chief Executive Officer

Hamilton Lane Incorporated
110 Washington Street, Suite 1300
Conshohocken, PA 19428

Notice of Annual Meeting of Stockholders
Date: Thursday, September 4, 2025
Time: 9:30 a.m. Eastern Time
Place: Online via live audio webcast at www.virtualshareholdermeeting.com/HLNE2025
    The principal business of the Annual Meeting will be to:
1.    Elect one Class III director named in this proxy statement for a three-year term;
2.    Conduct an advisory vote to approve the compensation of our named executive officers;
3.    Conduct an advisory vote on the frequency of future advisory votes to approve the compensation of our named executive officers;
4.    Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2026; and
5.    Transact any other business as may properly come before the meeting or any adjournment or postponement thereof.
    You can vote at the Annual Meeting electronically or by proxy if you were a stockholder of record at the close of business on July 9, 2025. You may revoke your proxy at any time prior to its exercise at the Annual Meeting. We are electronically disseminating Annual Meeting materials to our stockholders, as permitted under the “Notice and Access” rules approved by the Securities and Exchange Commission. Stockholders who have not opted out of Notice and Access will receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access Annual Meeting materials via the Internet. The Notice also provides instructions on how to obtain paper copies if preferred.
In the event of a technical malfunction or other situation that the meeting chair determines may affect the ability of the Annual Meeting to satisfy the requirements for a meeting of stockholders to be held by means of remote communication under the Delaware General Corporation Law, or that otherwise makes it advisable to adjourn the Annual Meeting, the meeting chair or secretary will convene the meeting at 10:30 a.m. Eastern Time on the date and at the Company’s address specified above solely for the purpose of adjourning the meeting to reconvene at a date, time and physical or virtual location announced by the meeting chair or secretary. Under either of the foregoing circumstances, we will post information regarding the announcement on our website at www.hamiltonlane.com under “Shareholders”.

By Order of the Board of Directors,
/s/ Lydia A. Gavalis
Lydia A. Gavalis General Counsel and Secretary
Conshohocken, PA
July 24, 2025

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on September 4, 2025: The Notice of Annual Meeting, Proxy Statement and our 2025 Annual Report to Stockholders are available electronically at www.proxyvote.com

HAMILTON LANE INCORPORATED

PROXY STATEMENT

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QUESTIONS AND ANSWERS

Why am I receiving these materials?
The board of directors of Hamilton Lane Incorporated (“Hamilton Lane”, “HLI” or the “Company”) is making these proxy materials available to you on the Internet or, upon your request, by delivering printed versions of these materials to you by mail, in connection with the solicitation of proxies for use at our 2025 Annual Meeting of Stockholders (the “Annual Meeting”), or at any adjournment or postponement of the Annual Meeting. The Annual Meeting will occur on September 4, 2025 at 9:30 a.m. (Eastern Time) online via live audio webcast at www.virtualshareholdermeeting.com/HLNE2025. There is no physical location for the Annual Meeting.
What is included in these materials?
These materials include this proxy statement for the Annual Meeting and our Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended March 31, 2025 (our “2025 Form 10-K”). We are first making these materials available to you on the Internet on or about July 24, 2025.
What is the purpose of the Annual Meeting?
For stockholders to vote on the following proposals:
1.    To elect Hartley R. Rogers as a Class III director to serve for a three-year term;
2.    To conduct an advisory vote to approve the compensation of our named executive officers;
3.    To conduct an advisory vote on the frequency of future advisory votes to approve the compensation of our named executive officers;
4.    To ratify the appointment of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for the fiscal year ending March 31, 2026; and
5.    To transact any other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.
How does the board of directors recommend I vote on these proposals?
The board of directors recommends that you vote:
•“FOR” the election of Hartley R. Rogers as a Class III director;
•“FOR” the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this proxy statement;
•“1 YEAR”, on an advisory basis, as the frequency of future advisory votes to approve the compensation of our named executive officers; and
•“FOR” the ratification of the appointment of EY as our independent registered public accounting firm for the fiscal year ending March 31, 2026.

Who is entitled to vote at the Annual Meeting?
Holders of our common stock as of the close of business on July 9, 2025, the record date, may vote at the Annual Meeting. As of the record date, there were 43,501,270 shares of our Class A common stock and 12,178,412 shares of our Class B common stock outstanding. Holders of our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement. Each share of Class A common stock is entitled to one vote per share, and each share of Class B common stock is entitled to ten votes per share. Under certain circumstances in the future, the voting rights of the Class B common stock may change to one vote per share. Those circumstances, which are set out as a “Sunset” in our Amended and Restated Certificate of Incorporation and summarized in our 2025 Form 10-K, have not occurred.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, you are considered the stockholder of record with respect to those shares, and the Notice of Internet Availability of Proxy Materials was sent directly to you. As a stockholder of record, you may vote your shares electronically at the Annual Meeting or by proxy as described below.
If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. The Notice of Internet Availability of Proxy Materials and, upon your request, the proxy materials were forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee on how to vote your shares by following their instructions for voting.
How can I vote my shares?
If you are a stockholder of record, you may vote:
•Via the Internet. You may vote via the Internet by timely following the instructions found on the proxy card.
•By Telephone. You may vote by timely calling the toll-free number found on the proxy card.
•By Mail. You may vote by filling out the proxy card and timely returning it in the envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
•During the Meeting. You may vote electronically during the Annual Meeting. To log in to the Annual Meeting and to cast your vote electronically, you will need the unique control number that appears on the Notice of Internet Availability of Proxy Materials or, if you received a paper copy of the proxy materials, the proxy card (printed in the box and marked by the arrow) or the instructions that accompanied the proxy materials.
Internet and telephone voting prior to the meeting will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on September 3, 2025. As noted above, you may vote electronically during the meeting.
If you are a beneficial owner of shares held in street name, you should have received from your bank, broker or other nominee instructions on how to vote or instruct the broker to vote your shares, which are generally contained in a “voting instruction form” or notice card sent by the broker, bank or other nominee. Please follow their instructions carefully. Beneficial owners generally may vote:
•Via the Internet. You may vote by timely following the instructions on the voting instruction form or notice card provided to you by your broker, bank or other nominees.

•By Telephone. You may vote by timely calling the toll-free number found on the voting instruction form provided to you by your broker, bank or other nominee.
•By Mail. You may vote by filling out the voting instruction form and timely returning it in the envelope provided to you by your broker, bank or other nominee.
•During the Meeting. You may vote electronically during the Annual Meeting. To log in to the Annual Meeting and to cast your vote electronically, you will need the unique control number that appears on the Notice of Internet Availability of Proxy Materials or, if you received a paper copy of the proxy materials, the voting instruction form or the instructions that accompanied the proxy materials.
If you received more than one Notice of Internet Availability of Proxy Materials or proxy card, then you hold shares of Hamilton Lane common stock in more than one account. You should vote via the Internet, by telephone, by mail or during the meeting for all shares held in each of your accounts.
If I submit a proxy, how will it be voted?
When proxies are properly signed, dated and returned, the shares represented by the proxies will be voted in accordance with the instructions of the stockholder. If no specific instructions are given, you give authority to Hartley R. Rogers and/or Erik R. Hirsch to vote the shares in accordance with the recommendations of our board of directors as described above. If our director nominee is not able to serve, proxies may be voted for a substitute nominee, unless our board of directors chooses to reduce the number of directors serving on our board of directors. If any matters not described in this proxy statement are properly presented at the Annual Meeting, then the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy.
Can I change my vote or revoke my proxy?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy before it is exercised by:
•Timely submitting a written notice of revocation to Broadridge;
•Timely submitting a later dated, signed proxy card (any earlier proxies will be revoked automatically);
•Timely voting again by telephone at 1-800-690-6903 or via the Internet at www.proxyvote.com (any earlier proxies will be revoked automatically); or
•Attending the Annual Meeting and voting during the meeting. Any earlier proxy will be revoked; however, simply attending the Annual Meeting without voting will not revoke your proxy.
You should send your notice of revocation or your completed new proxy card, as the case may be, to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
If you are a beneficial owner of shares held in street name, you should follow the instructions of your bank, broker or other nominee to change or revoke your voting instructions. You may also vote electronically during the Annual Meeting if you follow the instructions of your bank, broker or other nominee as described above.

Can I attend the Annual Meeting, and how can I submit a question?
You are invited to attend the Annual Meeting if you are a registered stockholder or a beneficial owner as of the record date or if you hold a valid proxy for the Annual Meeting. We will be hosting the Annual Meeting live, solely via the Internet. To attend the meeting and submit written questions, please visit www.virtualshareholdermeeting.com/HLNE2025 and be sure to have available the 16-digit control number that appears on your Notice of Internet Availability of Proxy Materials or, if you received a paper copy of the proxy materials, your proxy card (printed in the box and marked by the arrow) or the instructions that accompanied your proxy materials. There is no physical location for the Annual Meeting. Online access to the meeting will open 15 minutes prior to the start time to allow you to log in and test the computer audio system. We encourage our stockholders to access the meeting prior to the start time. If you encounter technical difficulties accessing the Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual shareholder meeting log-in page. Technical support will be available 15 minutes prior to the meeting.
As part of the Annual Meeting, we intend to answer questions submitted online during the meeting that are pertinent to the Company and meeting matters, as time permits. Questions and answers may be grouped by topic, and substantially similar questions may be grouped and answered as one.
How will the Annual Meeting be conducted?
Pursuant to our Amended and Restated Bylaws (the “Bylaws”), our board of directors and the Chairman of our board of directors have broad responsibility and legal authority to adopt rules and regulations for the Annual Meeting to ensure the meeting is conducted in an orderly and timely manner. This authority includes establishing rules for stockholders who wish to address the virtual meeting. Only stockholders of record or beneficial owners of shares of our common stock on the record date or their valid proxy holders may address the meeting. Copies of these rules will be available at the virtual meeting.
What constitutes a quorum at the Annual Meeting?
The holders of a majority in voting power of the shares of our common stock issued and outstanding and entitled to vote at the Annual Meeting must be present or represented by proxy to conduct business at the Annual Meeting. You will be considered part of the quorum if you return a signed and dated proxy card, if you vote by telephone or Internet, or if you attend the Annual Meeting.
Votes that are cast on a routine matter through discretionary voting by brokers or other holders of record holding shares for a beneficial owner, abstentions and withhold votes are counted as “shares present” at the Annual Meeting for purposes of determining whether a quorum exists. “Broker non-votes” are proxies submitted by brokers or other holders of record holding shares for you as a beneficial owner that do not indicate a vote for some or all of the proposals because that holder does not have voting authority and has not received voting instructions from you. If you are a beneficial owner, these holders are permitted to vote your shares on the ratification of the appointment of our independent registered public accounting firm, even if they do not receive voting instructions from you.

What is the voting requirement to approve each of the proposals?
Provided that there is a quorum, the voting requirements are as follows:

Proposal No.	Proposal	Vote Required	Broker Discretionary Voting Allowed?
1	Election of director	Plurality of votes cast	No
2	Advisory, non-binding vote to approve named executive officer compensation	Majority of votes cast	No
3	Advisory, non-binding vote on the frequency of future advisory votes to approve named executive officer compensation	Majority of votes cast	No
4	Ratification of appointment of independent registered public accounting firm	Majority of votes cast	Yes
Certain Class B holders who are significant outside investors, members of management and significant employee owners have entered into a stockholders agreement pursuant to which they will vote all their shares of voting stock, including Class A and Class B common stock, together and in accordance with the instructions of HLA Investments, LLC (“HLAI”), our controlling stockholder, on any matter submitted to our common stockholders for a vote. As of the record date, HLAI holds approximately 51% of the aggregate voting power of our Class A common stock and Class B common stock, and the parties to the stockholders agreement collectively hold approximately 75% of the aggregate voting power of our Class A common stock and Class B common stock. As a result, HLAI has the ability to decide all matters to be voted upon at the Annual Meeting. The managing member of HLAI is an entity controlled by Hartley R. Rogers, our Executive Co-Chairman.
What is the impact of abstentions, withhold votes and broker non-votes?
Abstentions, withhold votes and votes that are cast on a routine matter through discretionary voting by brokers or other holders of record holding shares for a beneficial owner are considered “shares present” for the purpose of determining whether a quorum exists, but, with the exception of discretionary votes cast on Proposal 4 by such record holders, will not be considered votes properly cast at the Annual Meeting and will have no effect on the outcome of the vote. Under applicable stock exchange rules, without voting instructions from beneficial owners, brokers will have discretion to vote on the ratification of the appointment of the independent registered public accounting firm (Proposal 4) but not on Proposals 1, 2, or 3. Therefore, in order for your voice to be heard, it is important that you vote.
Who pays for the cost of this proxy solicitation?
We are making this proxy solicitation, and we will pay all the costs of preparing, mailing and soliciting the proxies. We will ask brokers, banks, voting trustees and other nominees and fiduciaries to forward the proxy materials to the beneficial owners of our common stock and to obtain the authority to execute proxies. We will reimburse them for their reasonable expenses upon request. In addition to mailing proxy materials, our directors, officers and employees may solicit proxies in person, by telephone or otherwise. These individuals will not be specially compensated.
Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting. We also will disclose final voting results on a Current Report on Form 8-K that we will file with the Securities and Exchange Commission (“SEC”) within four business days after the Annual Meeting.

Why did I receive a Notice of Internet Availability of Proxy Materials rather than a full set of proxy materials?
In accordance with SEC rules, we have elected to furnish our proxy materials, including this proxy statement and the Annual Report to Stockholders, primarily via the Internet rather than by mailing the materials to stockholders. The Notice of Internet Availability of Proxy Materials provides instructions on how to access our proxy materials on the Internet, how to vote and how to request printed copies of the proxy materials. Stockholders may request to receive the proxy materials in printed form by following the instructions contained in the Notice of Internet Availability of Proxy Materials. We encourage stockholders to take advantage of the proxy materials on the Internet to reduce the costs and environmental impact of our Annual Meeting.
If you are a stockholder of record and wish to receive paper copies of future proxy materials, please visit www.proxyvote.com via the Internet. If you are a stockholder of record and wish to request electronic delivery of proxy materials in the future, you may elect this option on this site as well.
If you choose to access future proxy materials electronically, you will receive an email with instructions containing a link to the website where the materials are available and a link to the proxy voting website. Your election to access proxy materials electronically will remain in effect until you terminate it.
How can I obtain Hamilton Lane’s Form 10-K?
We filed our Annual Report on Form 10-K for the fiscal year ended March 31, 2025 with the SEC on May 30, 2025. We will mail to you without charge, upon written request, a copy of our 2025 Form 10-K, excluding exhibits. Please send the written request to Hamilton Lane Incorporated, 110 Washington Street, Suite 1300, Conshohocken, PA 19428, Attention: Secretary. Our 2025 Form 10-K may also be accessed and printed directly from our website at www.hamiltonlane.com under the caption “Shareholders” or from the SEC’s website at www.sec.gov.
How do I submit a stockholder proposal for consideration at next year’s annual meeting of stockholders?
For a proposal to be included in our proxy statement for the 2026 annual meeting of stockholders, you must submit it no later than March 26, 2026. Your proposal must be in writing and comply with the proxy rules of the SEC. You should send your proposal to: Hamilton Lane Incorporated, 110 Washington Street, Suite 1300, Conshohocken, PA 19428, Attention: Secretary.
You also may submit a proposal that you do not want included in the proxy statement but that you want to raise at the 2026 annual meeting of stockholders. Under our Bylaws, in order to bring any other business before the stockholders at the 2026 annual meeting of stockholders, you must comply with the advance notice eligibility and procedural requirements in our Bylaws. We must receive this type of proposal in writing on or after May 7, 2026, but no later than June 6, 2026.
How do I recommend a director nominee?
Under our Bylaws, in order to nominate a director at the 2026 annual meeting of stockholders, you must comply with the advance notice eligibility and procedural requirements in our Bylaws. If you wish to nominate an individual for election as director at the 2026 annual meeting of stockholders, we must receive your written nomination on or after May 7, 2026, but no later than June 6, 2026. You should send your proposal to: Hamilton Lane Incorporated, 110 Washington Street, Suite 1300, Conshohocken, PA 19428, Attention: Secretary.

A copy of our Bylaws may be obtained free of charge from our website, shareholders.hamiltonlane.com/governance-documents, or from our Secretary. We are not required to consider a nomination or proposal that does not comply with the procedures set forth in our Bylaws, and compliance with these procedures does not necessarily require us to include the proposed nominee or proposal in our proxy materials.

PROPOSAL NO. 1
ELECTION OF DIRECTOR

Our Amended and Restated Certificate of Incorporation provides that the number of directors to hold office at any time may be determined from time to time by resolution of our board of directors. Our board of directors has set the size of the board at nine members. Messrs. Rogers, Giannini, Hirsch and Sexton have served since we became a public company in March 2017. Mr. Berkman and Ms. Varon have each served on our board since May 2017, Dr. Graves has served on our board since March 2021 and Mr. Delgado-Moreira has served on our board since January 2024. On June 18, 2025, Mr. Giannini informed the board that he will not be standing for re-election to the board of directors when his term expires at the Annual Meeting. Accordingly, following the Annual Meeting there will be two vacancies on the board of directors, which our board expects to fill in due course. Our board is divided into three classes, designated as Class I, Class II and Class III. Directors in each class are elected for a three-year term and serve until a successor is duly elected and qualified or until his or her earlier death, resignation, removal, retirement or disqualification. There is no limit on the number of terms a director may serve.
The table below sets forth information with respect to our directors as of July 9, 2025:

Name	Age
Class I Directors - Term Expiring at the 2026 Annual Meeting
David J. Berkman	63
Juan Delgado-Moreira	54
O. Griffith Sexton	81
Class II Directors - Term Expiring at the 2027 Annual Meeting
R. Vann Graves	56
Erik R. Hirsch	52
Leslie F. Varon	68
Class III Directors - Term Expiring at the 2025 Annual Meeting
Hartley R. Rogers	65
Mario L. Giannini	72
The terms of our two Class III directors expire at the 2025 Annual Meeting. As noted above, Mr. Giannini will not be standing for re-election to the board of directors when his term expires. At the direction of HLAI, our board of directors has nominated Mr. Rogers for election as our Class III director. Biographical information for the director nominee and directors whose terms continue beyond the Annual Meeting is contained below. If elected at the Annual Meeting, the nominee will serve for a three-year term expiring at the 2028 annual meeting of stockholders and until his successor has been duly elected and qualified, or until his earlier death, resignation or removal. Mr. Rogers has agreed to serve if elected, and we have no reason to believe that he will be unable to serve. If the nominee is unable to serve at the time of the Annual Meeting, proxies may be voted for a substitute nominee, unless our board of directors chooses to reduce the number of directors serving on our board. Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the election of Mr. Rogers as a Class III director.
The following is a brief biographical summary of the experience of our director nominee and directors continuing in service beyond our Annual Meeting:

Nominee for election at our 2025 Annual Meeting with a term expiring in 2028
Hartley R. Rogers
Mr. Rogers is our Executive Co-Chairman and serves as Chair of our board’s compensation committee. He is also a member of various investment committees of Hamilton Lane Advisors, L.L.C. (“HLA”), our operating company. Prior to serving as our Executive Co-Chairman, Mr. Rogers was Chairman of the board of HLA.
Prior to joining the firm in 2003, he was a Managing Director and investment committee member of DLJ Merchant Banking Partners III, a $5.3 billion private equity fund, from 2001 to 2002. Before that, he was a Managing Director in the Private Equity Division of Credit Suisse First Boston (“CSFB”) from 1997 to 2001. Prior to joining CSFB in 1997, Mr. Rogers was a Managing Director of Morgan Stanley, where his responsibilities included serving as President of the general partners of the Princes Gate Investors family of private equity funds. He worked at Morgan Stanley from 1981 to 1983, 1986 to 1993 and 1995 to 1997.
Mr. Rogers serves as Chairman of the advisory board of Harvard Online, the online learning initiative of Harvard University. He is also the Chairman of the investment committee, Vice Chairman of the executive committee and Treasurer of the Institute of International Education. He also serves on the board of Bessemer Securities Corporation and the board of managers of Bessemer Securities LLC. He previously served on the boards of the Metropolitan Opera, the Green Vale School and the Peoples’ Symphony Concerts. Mr. Rogers previously served as Chairman of Hamilton Lane Alliance Holdings I, Inc., HLA’s sponsored special purpose acquisition company, until its deregistration in 2022.
He received an A.B. magna cum laude from Harvard College and an M.B.A. from Harvard Business School with High Distinction, including the designation of Baker Scholar.
Mr. Rogers’ extensive experience in private markets, including his long tenure as our Chairman, brings valuable industry-specific knowledge and insights to the board of directors and provides the board of directors with an in-depth understanding of our business and operations.
Directors continuing in office with terms expiring in 2026
David J. Berkman
Mr. Berkman is a member of our board of directors and serves on its audit and compensation committees. Since January 2000, Mr. Berkman has served as the Managing Partner of Associated Partners, LP, a private equity firm engaged primarily in telecommunications infrastructure operations and investments. Mr. Berkman has also served as Managing Partner of Decibel Group, LLC, his family office, since January 2020. He currently serves on the board of Chemimage, Inc. and on its compensation committee. He also serves on the advisory committee of First Round Capital, a venture firm. Mr. Berkman previously served on the boards (or equivalent bodies) of Audacy, Inc. (OTC: AUDAQ) (formerly, Entercom Communications Corp. (NYSE: ETM)) and WatchBanQ Group Limited until 2024. Mr. Berkman also served on the board of overseers of the University of Pennsylvania School of Engineering and Applied Science until 2022 and on the board of Rotor Acquisition Corp. until 2021.
He received a B.S. in Economics from the Wharton School of the University of Pennsylvania.
Mr. Berkman’s extensive experience in private markets, in the start-up and operation of various platforms, as well as his long-standing service (including holding leadership positions) on other public company boards, enables him to bring valuable investment, operations and governance knowledge to the board of directors. Additionally, his insight in the areas of corporate finance, financial reporting, and accounting and controls is valuable to the Company.

Juan Delgado-Moreira
Mr. Delgado-Moreira has served as our Co-Chief Executive Officer since January 2024. In this role, he oversees the firm’s global sales efforts and client service organization. Mr. Delgado-Moreira also serves on our board of directors and is a member of various HLA investment committees. Mr. Delgado-Moreira served as our Vice Chairman from 2018 to 2023, in which role he oversaw our Asian investment activities and client relationships. Prior to joining the firm in 2005, Mr. Delgado-Moreira was an Investment Manager at Baring Private Equity Partners Ltd. in London, where he focused on mid-market private equity in Europe. Previously, Mr. Delgado-Moreira held senior research positions at institutions in the United Kingdom, including the University of Essex, and was a lecturer and Fulbright Scholar at Stanford University. Mr. Delgado-Moreira began his career as an analyst in Madrid, Spain at the Sociedad Estatal de Participaciones Industriales (formerly known as the Instituto Nacional de Industria).
He received a B.A. in Political Science and Sociology and a Ph.D. in Research Methods/Statistics from the Universidad Complutense de Madrid. He is a CFA® charterholder and a member of the CFA Institute.
Mr. Delgado-Moreira’s extensive experience in private markets, including his long tenure overseeing our Asia business, brings valuable industry-specific knowledge and insights to the board of directors and provides the board of directors with an in-depth understanding of our business and operations as well as an important perspective on non-U.S. markets.
O. Griffith Sexton
Mr. Sexton is a member of our board of directors and serves on its audit and compensation committees. He served on the board of HLA from 2003 until our initial public offering (“IPO”) in 2017. From 2000 to 2020, he was a visiting lecturer at Princeton University, where he taught courses in corporate finance, and he was an adjunct professor of finance at Columbia Business School from 1995 to 2010. Prior to working in academia, Mr. Sexton was an investment banking professional at Morgan Stanley from 1973 to 1995, where he served as a Managing Director from 1985 to 1995. His responsibilities included the development and execution of advisory assignments involving major corporate transactions such as mergers, acquisitions, divestitures, corporate defense, recapitalizations, financial restructurings, joint ventures, spin-offs and squeeze outs. He has served as an advisory director of Morgan Stanley from 1995 to 2005 and from 2014 to the present. Mr. Sexton was a member of the board of directors of Morgan Stanley from 2005 to 2014 and of Investor AB, a publicly traded Swedish investment company, from 2003 to 2015.
He received a B.S.E. cum laude from Princeton and an M.B.A. from Stanford and is a former U.S. naval aviator and Vietnam veteran.
Mr. Sexton’s broad experience in finance and academia brings valuable insight, an in-depth understanding of the industry and a unique perspective to the board of directors.

Directors continuing in office with terms expiring in 2027
R. Vann Graves
Since 2018, Dr. Graves has served as Executive Director of the Brandcenter at Virginia Commonwealth University (“VCU”), a master’s program for advertising, branding and creative problem-solving that is part of the VCU School of Business. Prior to joining the Brandcenter, Dr. Graves served as Chief Creative Officer at the advertising agency of J. Walter Thompson, Atlanta, from 2015 to 2018; EVP, Global Executive Creative Director and Group Creative Director at the advertising agency of McCann New York from 2009 to 2015; Chief Creative Officer at the multicultural marketing and advertising agency of Uniworld Group, New York from 2007 to 2009; VP, Creative Director at the advertising agency of BBDO New York from 1993 to 2007; and he was a CoFounder at FL+G, a full-service branding agency in Denver, Colorado. Dr. Graves is also a veteran of the United States Army, where he served as Public Affairs Officer.
Dr. Graves brings creative and business expertise, having worked on some of the world’s leading global brands (including Coca-Cola, MasterCard, the U.S. Army, GE, M&M’s, Snickers and Visa). Throughout his career, he has put a high value on collaboration and commitment to support innovation and high-quality creative work. In addition to time spent on the Ad Council’s Creative Review Committee and One Club for Creativity’s AdVersity Board, he currently sits on the boards for 600 & Rising, 4A’s Foundation, Virginia Public Media and The 3% Movement.
A Fulbright scholar, he received a B.B.A. from Howard University, a M.S. in Communications Design from the Pratt Institute, an A.L.M. from Harvard University and an Ed.D in Higher Education Management from the University of Pennsylvania.
Dr. Graves’ work in marketing, branding and design brings valuable knowledge and insights to the board of directors.

Erik R. Hirsch
Mr. Hirsch has served as our Co-Chief Executive Officer since January 2024. In this role, he is responsible for the firm’s strategic direction and operations. Mr. Hirsch also serves on our board of directors and is a member of various investment committees of HLA. Mr. Hirsch previously served as our Vice Chairman and Head of Strategic Initiatives from 2016 to 2023. Prior to becoming our Vice Chairman, he served as Chief Investment Officer of HLA from 2003 to 2016. Prior to becoming Chief Investment Officer, Mr. Hirsch held the positions of Managing Director, Vice President and Associate. Before joining HLA in 1999, Mr. Hirsch was a corporate investment banker in the merger and acquisition department of Brown Brothers Harriman & Co. from 1998 to 1999. From 1995 to 1998, he was a municipal financial consultant with Public Financial Management, specializing in asset securitization, strategic consulting and sport stadium financings.
On HLA’s behalf, Mr. Hirsch serves on the board of directors of Novata, a technology platform that provides the private markets with environmental, social and governance data collection and benchmarking and of which Hamilton Lane is a founding member, and as an observer on the board of directors of TIFIN, a tech-enabled wealth management platform and strategic partner of HLA. Mr. Hirsch is also the Chief Executive Officer and President of the Snug Harbor Foundation, Vice Chairman and a trustee of the College of Arts & Sciences Foundation at the University of Virginia and serves on the board of the Sixers Youth Foundation. He served on the boards of Kalamata’s Kitchen and the University of Virginia’s Center for Politics until 2024.
He received a B.A. from the University of Virginia.
Mr. Hirsch’s extensive experience in private markets, including his long tenure at Hamilton Lane as a Vice Chairman and our Chief Investment Officer, brings valuable industry-specific knowledge and insights to the board of directors and provides the board of directors with an in-depth understanding of our business and operations.
Leslie F. Varon
Ms. Varon is a member of our board of directors, Chair of its audit committee, and serves on its compensation committee. She served as Chief Financial Officer of Xerox Corporation from November 2015 through December 2016 during which time she led the restructuring of the $18 billion business process services, printing equipment, software and solutions company, including the successful spin-off of its $7 billion services business. After that transaction, she became Special Advisor to the new Xerox Chief Executive Officer until March 2017 when she retired from the company. Prior to becoming Chief Financial Officer at Xerox, she was briefly Vice President of Investor Relations from March 2015 through October 2015. Before that, she served Xerox as Vice President of Finance & Corporate Controller from July 2006 to February 2015, where she oversaw global financial operating executives and had responsibility for corporate financial planning and analysis, accounting, internal audit, risk management, global real estate and worldwide shared services centers. Earlier in her career, Ms. Varon was Vice President Finance & Operations support for Xerox’s North American business, Vice President Xerox Investor Relations and Corporate Secretary and Director of Corporate Audit. From 2006 to 2017, she served on the board of Xerox International Partners, a joint venture between Xerox Corporation and Fuji Xerox Corporation, representing Xerox Corporation’s ownership stake. Ms. Varon serves on the board of Dentsply Sirona Inc. (Nasdaq: XRAY) and is Chair of its audit committee. She served on the board of Lam Research Corporation (Nasdaq: LRCX) until 2024.
She received a B.A. from Binghamton University and an M.B.A. with concentrations in finance and marketing from Virginia Polytechnic Institute and State University.
Ms. Varon’s extensive financial background, combined with her investor engagement and corporate governance expertise and demonstrated success in business transformation, crisis management and balance sheet optimization, brings valuable knowledge and insights to the board of directors.

The board of directors recommends a vote “FOR” the election of Mr. Rogers as a Class III director.

EXECUTIVE OFFICERS
The table below sets forth information with respect to our executive officers, other than Messrs. Rogers, Hirsch and Delgado-Moreira, as of July 9, 2025. Information regarding Messrs. Rogers, Hirsch and Delgado-Moreira can be found directly above under “Proposal No. 1—Election of Directors.”

Name	Age	Position
Mario L. Giannini	72	Executive Co-Chairman
Jeffrey B. Armbrister	52	Chief Financial Officer
Andrea Anigati Kramer	57	Chief Operating Officer
Lydia A. Gavalis	61	General Counsel and Secretary
Drew T. Carl	43	Chief Accounting Officer
The following is a brief biographical summary of the experience of our executive officers:
Mario L. Giannini
Mr. Giannini has served as our Executive Co-Chairman since 2024 and serves on various investment committees of HLA. Mr. Giannini currently serves on our board and on its compensation committee and will continue in these roles until the Annual Meeting when his term in these roles will expire. Previously, Mr. Giannini served as our Chief Executive Officer for 22 years from 2001 to 2023. Prior to becoming Chief Executive Officer, Mr. Giannini was the President of HLA from 1998 to 2001. Prior to joining the firm in 1993, he served as Executive Vice President and General Counsel of Industrial Valley Title Insurance Company from 1989 to 1992, Deputy General Counsel of Fidelity Bank in Philadelphia from 1984 to 1989 and Senior Attorney at Continental Illinois Bank in Chicago from 1979 to 1983. Mr. Giannini served on the board of Ownership Works, a nonprofit organization that works with companies and investors to provide all employees with the opportunity to build wealth through equity from 2022 to 2024.
He received a B.A. from California State University, Northridge, a J.D. from Boston College and a Master of Laws degree from the University of Virginia. He is a former member of the state bars of California and Illinois.
Jeffrey B. Armbrister
Mr. Armbrister has served as our Chief Financial Officer and Treasurer since 2023. Prior to becoming our Chief Financial Officer, Mr. Armbrister served as our Global Head of Direct Equity Investments from 2019 to 2023. In that role, Mr. Armbrister was responsible for the direction and oversight of the firm’s direct equity/co-investment platform. Mr. Armbrister joined the Company in 2018 as a Managing Director.
Prior to joining the Company, Mr. Armbrister worked for Versa Capital Management from 2003 to 2018, serving as a Managing Director from 2013 to 2018, where he focused on making control-oriented, special situations, debt and equity investments in middle market companies across a variety of industries. While at Versa, Mr. Armbrister participated in all major investment functions, and his responsibilities included origination, underwriting, transaction execution and portfolio company development. He also performed and provided oversight for certain finance-related operational activities, including financial analysis and reporting and cash flow management for a number of portfolio companies while at Versa and in prior roles. Prior to joining Versa in 2003, Mr. Armbrister was an Equity Research analyst at Oppenheimer + Close. He has also held private equity, venture capital, corporate development and investment banking positions at Berwind Financial Group, Redleaf Group, ICG Commerce and Wheat First Butcher Singer, respectively.

Mr. Armbrister currently serves on the boards of two of our direct equity/co-investment portfolio companies and on the boards or similar bodies of several charitable and non-profit organizations.
He received a B.A. in Economics from the University of Virginia.
Andrea Anigati Kramer
Ms. Kramer has been our Chief Operating Officer and our Chief Risk Officer since 2023. In these roles, she leads our client solutions, technology, operations and risk functions. Ms. Kramer also serves as a member of various investment committees of HLA. Prior to becoming our Chief Operating Officer, she served as a Managing Director, beginning in 2010. In that role, she was most recently responsible for the oversight and management of our client solutions and global primary fund investment teams. From 2020 through its deregistration in 2022, Ms. Kramer served as Chief Executive Officer and Director of HLA’s sponsored special purpose acquisition company, Hamilton Lane Alliance Holdings I, Inc. Prior to joining the firm in 2005, Ms. Kramer worked as a General Partner at Exelon Capital Partners from 1999 to 2002, where she conducted market analysis, due diligence, technical analysis, business model analysis, negotiations, deal structuring and management of a corporate-sponsored private equity portfolio. Prior to Exelon, Ms. Kramer worked as a Senior Business Development Manager for Philadelphia Gas Works and as a Fund Manager for Murex Corporation.
She received a B.A. in Economics from Franklin and Marshall College and an M.B.A. in Finance from Temple University.
Lydia A. Gavalis
Ms. Gavalis has been our General Counsel and Secretary since 2017. She is responsible for Hamilton Lane’s global legal affairs, directly and through her legal team. Prior to joining the firm in 2016, Ms. Gavalis worked for SEI Investments Company for more than 18 years where she served as Division General Counsel of SEI’s Institutional Investors business segment, General Counsel for both SEI Private Trust Company, a U.S. federal savings association, and SEI Trust Company, a U.S. state-charted trust company, Head of SEI’s Corporate Legal Services team and Director & General Counsel of the company’s London-based asset management firm, SEI Investments (Europe) Limited.
She received a B.A. from Rosemont College, where she received the E.R.S. Law School award, and a J.D. from Temple University School of Law. She is a member of the bar of the Commonwealth of Pennsylvania.
Drew T. Carl
Mr. Carl has been our Chief Accounting Officer since 2023 and is responsible for our financial reporting, accounting and internal controls. Previously, he was our Director of External Reporting and Technical Accounting from 2017 to 2023, in which role he oversaw our SEC and external reporting and complex accounting transactions. Prior to joining the firm in 2017, Mr. Carl was an Audit Senior Manager with Deloitte & Touche LLP in Philadelphia.
He received a B.S. in Accounting from Saint Joseph’s University and is a certified public accountant. He is a member of the American and Pennsylvania Institutes of Certified Public Accountants.

CORPORATE GOVERNANCE
Code of Ethics
Our Code of Conduct and Ethics (the “Code of Ethics”) is binding on all of our directors, officers and employees, including our Co-Chief Executive Officers, Chief Financial Officer, Chief Accounting Officer and Controller. The Code of Ethics is available on our website at www.hamiltonlane.com under “Shareholders”. We intend to post on our website any amendments to, or waivers of, any provision of the Code of Ethics to the extent applicable to our Co-Chief Executive Officers, Chief Financial Officer, Chief Accounting Officer or Controller or that relates to any element of the SEC’s definition of a “code of ethics”.
Director Independence
Our board of directors currently consists of Hartley R. Rogers, Mario L. Giannini, David J. Berkman, Juan Delgado-Moreira, R. Vann Graves, Erik R. Hirsch, O. Griffith Sexton and Leslie F. Varon. Messrs. Rogers and Giannini serve as Co-Chairs. As described above, Mr. Giannini will not be standing for re-election at the Annual Meeting.
Our board of directors has determined that Dr. Graves, Messrs. Berkman and Sexton and Ms. Varon are each “independent” as defined under Nasdaq Stock Market (“Nasdaq”) rules. In making this determination, the board of directors considered the relationships that each individual has with our Company and all other facts and circumstances that the board of directors deemed relevant in determining his or her independence, including ownership interests in us.
We are a “controlled company” under Nasdaq rules and therefore qualify for an exemption from the requirements that our board of directors consist of a majority of independent directors, that we establish a compensation committee consisting solely of independent directors and that our director nominees be selected or recommended by independent directors. Messrs. Rogers and Giannini serve on the compensation committee but do not meet the heightened standards for purposes of serving on a compensation committee under Rule 10C-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Nasdaq rules. Our audit committee consists of Ms. Varon and Messrs. Berkman and Sexton, each of whom meets the definition of “independent director” for purposes of serving on an audit committee under Rule 10A-3 under the Exchange Act and the Nasdaq rules. Ms. Varon serves as Chair.
Board Risk Oversight
Our board of directors is responsible for overseeing our risk management process. It focuses on our general risk management strategy and the most significant risks facing us, and it oversees the implementation of risk mitigation strategies by management. It is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.
While the full board of directors has the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, our audit committee oversees management of enterprise risks, financial risks and risks associated with corporate governance, business conduct and ethics and is responsible for overseeing the review and approval of related-party transactions. Our compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements and the incentives created by the compensation awards it administers. Pursuant to the board of directors’ instruction, management regularly reports on applicable risks to the relevant committee or the full board of directors, as appropriate, with additional review or reporting on risks conducted as needed or as requested by the board of directors and its committees.

Communications with Directors
Interested parties may communicate with our board of directors or with an individual director by writing to our board of directors or to the particular director and mailing the correspondence to: c/o Hamilton Lane Incorporated, 110 Washington Street, Suite 1300, Conshohocken, PA 19428, Attention: Secretary. The Secretary will promptly relay to the addressee all communications that she determines require prompt attention and will regularly provide our board of directors with a summary of all substantive communications.
Director Nominations
As a controlled company under applicable Nasdaq rules, we are not required to have a nominating committee of independent directors. HLAI, our controlling stockholder, identifies our director nominees, including Mr. Rogers, our nominee for election at the Annual Meeting.
The board of directors also will consider candidates for director recommended by stockholders so long as the recommendations comply with our Amended and Restated Certificate of Incorporation and Bylaws and applicable laws, rules and regulations, including those promulgated by the SEC. The board of directors will evaluate such recommendations in accordance with our Amended and Restated Certificate of Incorporation, Bylaws and such other criteria it deems appropriate. Pursuant to our Corporate Governance Guidelines, nominees for director must:
•possess fundamental qualities of intelligence, honesty, perceptiveness, good judgment, professional maturity, high ethics and standards, integrity, fairness and responsibility;
•have diversity;
•have a genuine interest in the Company and recognition that as a member of the board, each director is accountable to all stockholders of the Company, not to any particular interest group;
•have a background that demonstrates an understanding of business and/or financial affairs;
•have no conflict of interest or legal impediment that would interfere with the duty of loyalty owed to the Company and our stockholders;
•have the ability and be willing to spend the time required to function effectively as a director;
•be compatible and able to work well with other directors and executives in a team effort with a view to a long-term relationship with the Company as a director; and
•have independent opinions and be willing to state them in a constructive manner.
A nominee’s ability to meet the independence criteria established by Nasdaq is also a factor in the nominee selection process. Although the board of directors does not have a formal diversity policy, diversity of background, including diversity of gender, race, ethnic or geographic origin and age, and experience in business, government and education and in private markets, asset management and other areas relevant to our activities are factors in the selection process. Stockholders wishing to recommend a candidate for nomination should comply with the procedures set forth in the section above entitled “Questions and Answers—How do I recommend a director nominee?”
Board Diversity
In response to interest from stockholders, we provide disclosure below regarding the diversity of our board.

	Rogers	Giannini	Berkman	Delgado-Moreira	Graves	Hirsch	Sexton	Varon	Total
Gender Identity
Male	●	●	●	●	●	●	●		7
Female								●	1
Demographic Background
African American or Black					●				1
White	●	●	●			●	●	●	6
Hispanic or Latinx				●					1
Attendance at Annual Meeting
Directors are expected to attend our annual meetings of stockholders, and all but one of our directors attended our 2024 annual meeting of stockholders.
Related-Party Transaction Approval Policy
Our audit committee has the primary responsibility for reviewing and approving or ratifying transactions with related parties. Our audit committee has adopted a formal Related-Party Transaction Policy, pursuant to which the audit committee reviews all transactions in which we are a participant, in which any of our executive officers, directors (including director nominees) and stockholders owning in excess of 5% of our Class A common stock or their immediate family members has or will have a direct or indirect material interest and which involve more than $120,000. The audit committee must approve or ratify any related-party transaction for it to be consummated or continue.
The audit committee reviews related-party transactions as they arise and are reported to the audit committee. The audit committee also reviews materials prepared by our board of directors and our executive officers to determine whether any related-party transactions have occurred that have not been reported. In reviewing any related-party transaction, the audit committee is to consider all relevant facts and circumstances, including, without limitation, the nature of the interest of the related party in the transaction, whether the transaction may involve a conflict of interest, the availability to us of alternative means or transactions by which to obtain like benefits and terms that would prevail in a similar transaction with an unaffiliated third party and whether it would impair the independence of an otherwise independent director or nominee for director. The audit committee determines, in its discretion, whether the proposed transaction is in the best interests of Hamilton Lane and our stockholders. Please refer to “Certain Relationships and Related-Party and Other Transactions” below for a description of certain transactions with related parties.
Board of Directors Leadership Structure
Our board of directors will fill the Chairman (or Co-Chairman) of our board of directors and Chief Executive Officer (or Co-Chief Executive Officer) positions based upon its view of what is in the best interests of Hamilton Lane. A Chief Executive Officer and Chairman may, but need not be, the same person. Messrs. Rogers and Giannini are the current Executive Co-Chairmen of our board of directors and Messrs. Hirsch and Delgado-Moreira are our Co-Chief Executive Officers. Upon Mr. Giannini’s departure from the board of directors as of the Annual Meeting, Mr. Rogers will be sole Chairman of our board.
We believe this leadership structure is best for our company and our stockholders at this time. Separating these positions allows our Co-Chief Executive Officers to focus on our day-to-day business while allowing the Chairman (or Co-Chairmen) to lead our board of directors in its fundamental role of formulating strategy and providing advice to and oversight of management. Our board of directors recognizes the time, effort and energy that our Co-Chief Executive Officers must devote to their positions in the current business environment, as well as the commitment required to serve as our Chairman (or Co-Chairmen), particularly as the board of directors’ oversight responsibilities continue to grow. Our board also believes that this structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our board of directors. Our board of directors recognizes that, depending on the circumstances, other leadership models, such as combining the role of Chairman of the board of directors with the role of the Chief Executive Officer, might be appropriate. Accordingly, our board may periodically review its leadership structure. Our board of directors believes its administration of its risk oversight function has not affected its leadership structure.
The size of our board of directors and the relationship between management and non-employee directors put each director in a position to influence agendas, flow of information and other matters. Our board of directors holds separate meetings for independent directors without management present. These meetings are generally held in conjunction with regularly scheduled meetings and at other times as requested by an independent director.
Our board of directors believes that management speaks for Hamilton Lane. While individual non-employee directors may, from time-to-time, meet or otherwise communicate with various constituencies that are involved with us, it is expected that non-employee directors would do this with the knowledge of management and, absent unusual circumstances, only at the request of management.
Board of Directors Meetings and Committees
Our board of directors held nine meetings in fiscal 2025. Each director attended, in person or by audio/video conference, at least 75% of the aggregate of all the meetings of the board of directors and the committee(s) on which he or she served in fiscal 2025, except for Messrs. Sexton and Giannini. Mr. Sexton was unable to attend certain meetings for medical reasons.
Our board of directors has an audit committee and a compensation committee, each of which has the composition and responsibilities described below. Members serve on these committees for such term or terms as our board of directors may determine or until their earlier resignation or death. Each committee is governed by a written charter, each of which is posted on our website at www.hamiltonlane.com under “Shareholders”. From time to time, our board of directors may also establish other, special committees when necessary to address specific issues.
Audit Committee
We have a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. Our audit committee consists of Ms. Varon and Messrs. Berkman and Sexton, with Ms. Varon serving as the Chair. Our board of directors has affirmatively determined that Ms. Varon and Messrs. Berkman and Sexton each meet the definition of “independent director” for purposes of serving on an audit committee under Rule 10A-3 under the Exchange Act and the Nasdaq rules. The board of directors has also determined that each of the audit committee members qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.
The audit committee is responsible for, among other things:
•appointment, termination, compensation and oversight of the work of any accounting firm engaged to prepare or issue an audit report or other audit, review or attestation services;
•considering and approving, in advance, all audit, non-audit and tax services to be performed by independent accountants;

•reviewing and discussing the adequacy and effectiveness of our accounting and financial reporting processes and controls and the audits of our financial statements;
•reviewing and discussing our risk assessment and risk management policies, systems and processes and our information technology and cybersecurity strategies;
•establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;
•investigating any matter brought to its attention within the scope of its duties and engaging independent counsel and other advisers as the audit committee deems necessary;
•determining compensation of the independent auditors, compensation of advisors hired by the audit committee and ordinary administrative expenses;
•reviewing quarterly financial statements prior to their release;
•reviewing and assessing the adequacy of a formal written charter on an annual basis;
•reviewing and approving related-party transactions for potential conflict of interest situations on an ongoing basis;
•annual evaluation of the performance of its duties under its charter; and
•handling such other matters that are specifically delegated to the audit committee by our board of directors from time to time.
The audit committee held eight meetings in fiscal 2025.
Compensation Committee
Our compensation committee consists of Messrs. Rogers, Giannini, Berkman, Sexton and Ms. Varon, with Mr. Rogers serving as the Chair.
The compensation committee is responsible for, among other things:
•reviewing and approving the compensation and benefits of all of our executive officers, including our Co-Chief Executive Officers;
•overseeing the overall governance of our incentive compensation plans, including equity and cash compensation plans;
•reviewing and approving cash compensation plans, including the ability to adopt, amend and terminate such plans;
•reviewing and making recommendations to the board regarding equity-based incentive plans, including regarding the adoption, amendment and termination of such plans;
•administering the Company’s equity plans, including approval of equity-based grants and awards and any modifications thereto;
•approving forms of equity awards under the Company’s equity plans;

•reviewing director compensation at least once a year and recommending any changes to the board;
•determining compensation of advisors hired by the compensation committee;
•adopting, amending, and administering the Company’s Compensation Recovery Policy and any other Company policies governing the forfeiture or recovery of executive officer compensation;
•reviewing and assessing the adequacy of a formal written charter on an annual basis;
•annual evaluation of the performance of its duties under its charter; and
•such other matters that are specifically delegated to the compensation committee by our board of directors from time to time.
In connection with the performance of its duties, the compensation committee has (i) unrestricted access to and assistance from the officers, employees and independent auditors of the Company and such resources and support from the Company as the compensation committee deems necessary or desirable and (ii) the authority to employ, at the expense of the Company, such experts and professionals as the compensation committee deems necessary or desirable from time to time.
The compensation committee held three meetings in fiscal 2025.
Compensation Committee Interlocks and Insider Participation
As noted above, Messrs. Rogers, Giannini, Berkman, Sexton and Ms. Varon currently comprise our compensation committee. Messrs. Rogers and Giannini are both current executive officers of the Company. No member of the compensation committee is a former executive officer of the Company or any of its subsidiaries. None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of an unrelated entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee. For information regarding transactions between the Company and the members of the compensation committee, please see “Certain Relationships and Related-Party and Other Transactions” below.
Insider Trading Policy
The Company has adopted Insider Trading Policies and Procedures governing the purchase, sale, and other dispositions of the Company’s securities by our directors, officers, employees and other covered persons that we believe are reasonably designed to promote compliance with insider trading laws, rules and regulations, and listing standards applicable to the Company. It is also the policy of the Company that the Company will not engage in transactions in Company securities while in possession of material non-public information relating to the Company or its securities. A copy of our Insider Trading Policies and Procedures is filed as Exhibit 19.1 to our most recent Annual Report on Form 10-K.

Compensation Recovery Policy
The Company has adopted a compensation recovery policy that is compliant with Rule 10D-1 of the Exchange Act, SEC regulations promulgated thereunder, and applicable Nasdaq listing standards (the “Compensation Recovery Policy”). The policy provides that the Company will seek recovery, in the event of a required accounting restatement, of incentive-based compensation received by the Company’s current or former Section 16 officers during the three completed fiscal years immediately preceding the required restatement date if that compensation was based on erroneously reported financial information. The Company will provide each such officer with a written notice of such amount and a demand for repayment or return. If such repayment or return is not made within a reasonable time, the Compensation Recovery Policy provides that the Company will recover the erroneously awarded compensation in a reasonable and prompt manner using any lawful method, subject to limited exceptions as permitted by Nasdaq listing standards. A copy of our Compensation Recovery Policy is filed as Exhibit 97.1 to our most recent Annual Report on Form 10-K.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires the Company’s directors and officers and persons who own more than 10% of the Company’s common stock to file reports of ownership and changes in ownership with the SEC. Specific due dates for these reports are prescribed by SEC rules and the Company is required to report in this proxy statement any failure by directors, officers, or 10% holders to file such reports on a timely basis. Based on our review of such reports and written representations from the Company’s directors and officers and 10% holders in the voting group controlled by HLAI, the Company believes that all such filing requirements were timely met during fiscal 2025, with the exception of the Form 3 filed by French River 5 Limited, a member of the voting group controlled by HLAI, which was filed late. The Form 3 was filed with the SEC on April 25, 2025.
Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information
During fiscal 2025, equity awards were granted to our executive officers, including our named executive officers, after approval by our board of directors. These awards were granted when a Company blackout period was not in effect. While the Amended and Restated Hamilton Lane Incorporated 2017 Equity Incentive Plan (the “2017 Equity Plan”) could be used to grant incentive stock options, nonqualified stock options, and stock appreciation rights (and substitute awards relating thereto), we do not currently grant stock options or similar awards pursuant to the 2017 Equity Plan and our practice is to grant awards of restricted stock. If stock options were to be granted, the 2017 Equity Plan requires that stock options be granted with an exercise price at least equal to the closing market price of our Class A common stock on the grant date. We do not backdate grants of awards and we do not have any program, plan or practice to select equity award grant dates for executive officers in coordination with the release of material non-public information for the purpose of affecting the value of executive compensation.
Prohibitions on Hedging and Pledging Transactions
Our Insider Trading Policies and Procedures specifically prohibit our directors, officers and employees from entering into hedging transactions related to Hamilton Lane securities, including prepaid variable forward contracts, equity swaps, collars, exchange funds and any other transaction that permits a director, officer or employee to continue to own Hamilton Lane securities without the full risks and rewards of ownership. Similarly, these individuals are also prohibited from pledging Hamilton Lane securities as collateral for a loan.

DIRECTOR COMPENSATION
Our policy is to not pay director compensation to directors who are also our employees. The service period for directors is generally September to September of each year to align with our annual meeting schedule. We pay each of our non-employee directors an annual retainer of $200,000 in the form of cash, time-based restricted stock awarded under the 2017 Equity Plan, or a combination of both, at their election. The Chair of the audit committee also receives an additional $35,000 annual cash retainer. Elections with respect to the form of payment are made by our non-employee directors before the restricted stock awards are granted in mid-September of each year. The restricted stock vests one year after the date of grant. All members of the board of directors are reimbursed for reasonable costs and expenses incurred in attending meetings of our board of directors and its committees. Pursuant to the 2017 Equity Plan, the aggregate grant date fair value of all Awards (as defined therein) during any calendar year to any non-employee director, together with the amount of any cash fees or retainers paid to such non-employee director during such calendar year with respect to such individual’s service as a non-employee director, shall not exceed $500,000.
The following table shows compensation paid to our non-employee directors in fiscal 2025:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
David J. Berkman	$200,000	$—	$200,000
R. Vann Graves	$154,167	$—	$154,167
O. Griffith Sexton	$—	$201,713	$201,713
Leslie F. Varon	$118,958	$100,932	$219,890

(1)    Reflects fees paid within fiscal year.
(2)    Reflects the grant date fair value of a restricted stock award made during fiscal 2025 as compensation for service on our board of directors through our 2025 Annual Meeting of Stockholders, computed in accordance with U.S. generally accepted accounting principles (“GAAP”) pertaining to equity-based compensation. See “Compensation and Benefits” in Note 2, “Summary of Significant Accounting Policies” to our consolidated financial statements included in Item 8 of our 2025 Form 10-K. As of March 31, 2025, Mr. Berkman and Dr. Graves each had no shares of restricted stock outstanding, Mr. Sexton had 1,337 shares of restricted stock outstanding and Ms. Varon had 669 shares of restricted stock outstanding.

OWNERSHIP OF COMMON STOCK
The following table sets forth information regarding the beneficial ownership of Hamilton Lane Incorporated Class A common stock and Class B common stock by:
•each person known to us to beneficially own more than 5% of our Class A common stock or our Class B common stock;
•each of our directors;
•each of our named executive officers; and
•all directors and executive officers as a group.
Except as otherwise noted, this information is given as of July 9, 2025, the record date for the Annual Meeting.
As described in “Certain Relationships and Related-Party and Other Transactions—The Reorganization—Exchange Agreement,” each Class B holder and Class C holder is entitled to have its Class B units or Class C units, as applicable, exchanged for Class A common stock on a one-for-one basis, or, at our option, for cash. Each Class B holder holds one share of Class B common stock for each Class B unit it beneficially owns. As a result, the number of shares of Class B common stock listed in the table below correlates to the number of Class B units each Class B holder beneficially owns. The number of shares of Class A common stock listed in the table below represents (i) shares of Class A common stock directly owned plus (ii) the number of Class C units each Class C holder beneficially owns, and assumes no exchange of Class B units for Class A common stock.
As discussed in “Certain Relationships and Related-Party and Other Transactions—The Reorganization—Stockholders Agreement,” certain Class B holders who are significant outside investors, members of management and significant employee owners entered into a stockholders agreement in connection with our IPO pursuant to which they agreed to vote all their shares of voting stock, including Class A and Class B common stock, together and in accordance with the instructions of HLAI on any matter submitted to our common stockholders for a vote. Because they are a “group” under applicable securities laws, each party to the stockholders agreement is deemed to be a beneficial owner of all securities held by all other parties to the stockholders agreement. The below table disregards shares owned by the group and lists only common stock in which the listed stockholder has a pecuniary interest. The group files reports on Schedule 13D periodically as required by law to disclose its holdings.

Unless otherwise indicated, the address for all persons listed in the table is: c/o Hamilton Lane Incorporated, 110 Washington Street, Suite 1300, Conshohocken, PA 19428.

	Common stock owned					% of total voting power	% total economic interest in HLA
	Class A		Class B
Name of Beneficial Owner	Number	%	Number		%
Named Executive Officers and Directors:
Mario L. Giannini	96,498	*	1,312,331	(1)	11%	8%	3%
Erik R. Hirsch	664,275	*	1,109,781	(2)	9%	7%	3%
Juan Delgado-Moreira	1,864,822	5%	—		*	*	3%
Jeffrey B. Armbrister	29,224	*	—		*	*	*
Andrea Anigati Kramer	295,789	*	135,970	(3)	*	*	*
Lydia A. Gavalis	39,960	*	—		*	*	*
Drew T. Carl	1,217	*	—		*	*	*
Hartley R. Rogers	—	*	6,760,922	(4)	56%	41%	13%
Leslie F. Varon	8,992	*	—		*	*	*
O. Griffith Sexton	20,935	*	—		*	*	*
David J. Berkman	25,000	*	—		*	*	*
R. Vann Graves	1,348	*	—		*	*	*
All current executive officers and directors as a group (12 persons)	3,048,060	7%	9,319,004		77%	58%	23%
Other 5% Beneficial Owners:
HLA Investments, LLC(5)	—	*	8,448,912		69%	51%	16%
HL Management Investors, LLC(6)	—	—%	2,273,505		19%	14%	4%
BlackRock, Inc.(7)	5,115,447	12%	—		*	3%	9%
The Vanguard Group(8)	3,901,933	9%	—		*	2%	7%

* Represents beneficial ownership of less than 1%.

(1)    This consists of 1,028,699 shares beneficially owned by Hamilton Lane Advisors, Inc., which is an S-corporation that is wholly owned by Mr. Giannini, and 283,632 shares beneficially owned by HLAI in which Mr. Giannini has a pecuniary interest. This number does not include, and Mr. Giannini disclaims beneficial ownership of, shares owned by HLAI in which he does not have a pecuniary interest. See footnote 5.
(2)    This number includes shares beneficially owned by HL Management Investors, LLC (“HLMI”) in which Mr. Hirsch has a pecuniary interest. This number does not include, and Mr. Hirsch disclaims beneficial ownership of, shares owned by HLMI in which he does not have a pecuniary interest. See footnote 6.
(3)    This number includes shares beneficially owned by HLMI in which Ms. Kramer has a pecuniary interest. This number does not include, and Ms. Kramer disclaims beneficial ownership of, shares owned by HLMI in which she does not have a pecuniary interest. See footnote 6.
(4)    This number represents the shares beneficially owned by HLAI in which Mr. Rogers or a Rogers family trust has a pecuniary interest. HLAI is controlled by its managing member, which is an entity controlled by Mr. Rogers. See footnote 5.
(5)    HLAI is owned by an affiliate of Mr. Rogers, family trusts of Mr. Sexton, Mr. Giannini, French River 5 Limited (a subsidiary of Oakville Number 2 Trust) and other outside investors. Mr. Rogers controls the managing member of HLAI. Pursuant to the stockholders agreement, HLAI directs the votes of the voting group comprised of significant outside investors, members of management and significant employee owners. The voting group beneficially owns 15,729,416 shares of Class A common stock as reported in its Schedule 13D/A filed on April 2, 2025.

(6)    Certain of our executive officers and other employees beneficially own a portion of their shares of our Class A common stock through HLMI.
(7)    Based solely on information reported in a Schedule 13G/A filed with the SEC on May 5, 2025 by BlackRock, Inc. As reported in such filing, BlackRock, Inc. is the beneficial owner of 5,115,447 Class A shares with sole voting power with respect to 5,069,294 shares and sole dispositive power with respect to all 5,115,447 shares. Certain subsidiaries of BlackRock, Inc. beneficially own portions of the shares reported in the Schedule 13G/A, and certain of these entities have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares. BlackRock, Inc. is located at 50 Hudson Yards, New York, NY 10001. In order to present these holdings consistently with those of management, our directors and related parties, the percentage of Class A common stock owned has been recalculated in the table above to reflect the exchange of all outstanding Class C units into Class A common stock in the denominator.
(8)    Based solely on information reported in a Schedule 13G/A filed with the SEC on January 30, 2025 by The Vanguard Group. As reported in such filing, The Vanguard Group is the beneficial owner of 3,901,933 Class A shares with shared voting power with respect to 73,473 shares, sole dispositive power with respect to 3,780,327 shares and shared dispositive power with respect to 121,606 shares. Clients of The Vanguard Group, Inc., including investment companies registered under the Investment Company Act and other managed accounts, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares reported in the Schedule 13G/A filed with the SEC. The Vanguard Group is located at 100 Vanguard Blvd., Malvern, PA 19355. In order to present these holdings consistently with those of management, our directors and related parties, the percentage of Class A common stock owned has been recalculated in the table above to reflect the exchange of all outstanding Class C units into Class A common stock in the denominator.

EXECUTIVE COMPENSATION
Information about the compensation of our named executive officers is provided in this section. Our named executive officers for fiscal 2025 are:
•Erik R. Hirsch, Co-Chief Executive Officer
•Juan Delgado-Moreira, Co-Chief Executive Officer
•Jeffrey B. Armbrister, Chief Financial Officer and Treasurer
•Andrea Anigati Kramer, Chief Operating Officer
•Lydia A. Gavalis, General Counsel and Secretary
•Drew T. Carl, Chief Accounting Officer
Compensation Discussion and Analysis
In this Compensation Discussion and Analysis, we describe our executive compensation philosophy and programs and compensation decisions regarding the fiscal 2025 compensation of our named executive officers.
Compensation Philosophy
We operate in a highly competitive and regulated international business environment. Our continued growth depends on our ability to create and manage specialized funds, add new separate accounts, retain existing clients and support their respective commitments to new investment opportunities while complying with various domestic and global regulations. To aid us in meeting these objectives, we need to attract, motivate, reward, measure and retain skilled employees, officers and directors.
We compete for talent in a variety of geographic markets, within our own private markets industry and in the broader financial services sector. In order to make working at Hamilton Lane an attractive proposition for current and prospective employees, we have developed a comprehensive total rewards compensation program. The elements of this program are designed to recognize and reward individual performance and recognize contributions that align with and drive positive business results. We believe that a compensation system that incentivizes actions that grow stockholder value closely aligns our employees with the interests of our stockholders.
We offer a market-based mix of compensation elements, including:
•base salary;
•annual discretionary incentive bonuses consisting of both cash and equity;
•long-term equity incentives;
•a carried interest plan; and
•various benefits generally available to all our employees.
These elements represent a mix between fixed and variable compensation and short-term and longer-term compensation. We adjust the individual elements of compensation as needed to effectively compete for talent in the jurisdictions in which we do business and to comply with local law. In addition, the particular mix and weighting of elements varies depending on the functional area and level of seniority within our organization. We believe this blend of variable and longer-term components further attracts and incentivizes talent, provides an overall compensation package that is competitive with the market and encourages retention of top performers.
The compensation structure for our named executive officers is intended to balance the need of these executives for current income with the need to create long-term incentives that are directly tied to achievement of our operational targets and growth in stockholder value. As an executive officer’s compensation increases, a greater proportion of that executive officer’s total compensation is paid in the form of long-term equity and other awards relative to short-term cash compensation. We believe this more effectively motivates our senior management team, including our named executive officers, to focus on the long-term growth of our business and corresponding increases in stockholder value.
Ownership through HLA
Mr. Hirsch, Ms. Kramer and most of our other pre-IPO owners hold the substantial majority of their equity interest in our business as owners of Class B units and Class C units of HLA rather than through ownership of HLI. Because Class B units and Class C units of HLA are exchangeable into shares of Class A common stock of HLI, we believe that the interests of those named executive officers’ are aligned with those of our stockholders.
Messrs. Delgado-Moreira, Armbrister and Carl and Ms. Gavalis hold all of their equity interests in our business in Class A common stock of HLI.
All equity awards made since the IPO to our named executive officers, and any open market purchases by them, have been denominated in shares of HLI Class A common stock.
Determination of Compensation for Named Executive Officers
The compensation of our named executive officers is designed to fit squarely within the framework of our overall compensation philosophy. Executives are eligible to be compensated using each of the elements of our compensation program, with the exact mix typically first approved by the compensation committee who then recommends such compensation to the board of directors for final approval. Executives recuse themselves from votes involving their own compensation. Our board of directors has at times made decisions regarding the compensation of our executive officers without prior formal action by the compensation committee. See “—Compensation Committee Operation.”
Compensation Elements
Base Salary
We believe that the base salaries of our named executive officers should appropriately provide for regular payments throughout the year, but should not be the most significant component of total compensation or vary widely across senior management. We make periodic adjustments to align base salaries for employees at similar levels. The base salaries paid to each named executive officer for fiscal 2025 are set forth below in the Summary Compensation Table in the column titled “Salary.” In fiscal 2025, none of our named executive officers received an increase to their base salary other than our Chief Accounting Officer, Drew Carl, whose base salary was increased from $300,000 to $320,000.
Annual Incentive Bonus
We utilize incentive bonuses to pay performance-based compensation for individual and Company performance. We pay bonuses annually, typically in March, based on the performance of the named executive officer and our overall business. Our bonus program for our named executive officers is discretionary, and begins with individual bonus amount recommendations to the compensation committee by Messrs. Hirsch and Delgado-Moreira, our Co-Chief Executive Officers, acting together (and, for our Co-Chief Executive Officers, by our

Executive Co-Chairmen). The bonus amounts approved by the compensation committee are then finally approved by our board of directors, with each Co-Chief Executive Officer and any other executive officer who is a member of our board of directors recusing himself from votes involving his own compensation. The compensation committee and our board of directors retain discretion to determine the actual amount of bonus payable for the fiscal year to each named executive officer from the bonus pool.
We utilize a single bonus pool in which all bonus-eligible employees participate. The size of the bonus pool is determined by our operating results and the amount of incentive fee revenue and investment gains on our strategic investments recognized during the fiscal year.
The bonuses awarded to our named executive officers are influenced by overall Company financial performance and attainment of business goals in each named executive officer’s specific area of oversight. Messrs. Hirsch and Delgado-Moreira (and our Executive Co-Chairmen) consider these criteria as they see fit in formulating their bonus recommendations to the compensation committee. With the exception of the Annual Awards to our Co-Chief Executive Officers described below, we do not utilize bonus targets or specific formulas for awarding annual individual bonuses to our named executive officers. Instead, we have found that a fully discretionary annual bonus plan motivates them to strive for exceptional performance, client experience and growth of our business. While we have negotiated formula bonuses in connection with new executive hires in the past, those arrangements are limited in scope and duration before transitioning to our fully discretionary bonus plan.
In order to ensure the mix of compensation they receive is an appropriate mix of cash and longer-term incentive compensation, we pay a portion of the annual incentive bonus earned by our most highly compensated employees in the form of a time-based restricted stock grant. See “—Equity Awards” below.
Equity Awards
2017 Equity Plan
In fiscal 2025, our senior-level employees were eligible to receive awards under our 2017 Equity Plan. Since our IPO, we have utilized awards of restricted shares of our Class A common stock as our principal form of long-term equity compensation. Except for the performance stock awards described below, restricted stock awards granted to our senior-level employees are subject only to time-based vesting and vest in equal installments on the four successive anniversaries of the grant date, provided the employee continues to be employed with us through such dates. We believe that a four-year vesting period encourages our named executive officers to take a longer-term view of our overall performance and stockholder value, while also serving as a retention incentive. Our named executive officers may receive restricted stock awards as part of the annual incentive bonus process as described below or upon hiring, promotion, or achievement of other career milestones or at the discretion of the compensation committee. We also from time to time grant performance stock awards to certain employees, with the goal of retention and incentivizing the achievement of longer-term performance goals aligned with stockholder value creation (“Performance Awards”). All awards granted to our named executive officers are subject to final approval by our board of directors.

Awards as part of the Annual Bonus
Annual incentive bonuses for our most highly compensated employees, including our named executive officers, are generally paid in a combination of cash and an award of time-based restricted stock under the 2017 Equity Plan. The percentage paid in equity increases with the total amount of bonus compensation, as set forth in the table below:

Bonus Range	Percent of Bonus Paid in Time-Based Restricted Stock
$0 to $74,999	—
$75,000 to $199,999	15%
$200,000 to $349,999	20%
$350,000 to $499,999	25%
$500,000 and up	30%

In fiscal 2025, as part of their annual incentive bonuses, each of Messrs. Hirsch, Delgado-Moreira, Armbrister and Carl and Mses. Kramer and Gavalis received awards of time-based restricted stock. Each of the restricted stock awards was granted on March 14, 2025 and vests in equal installments on the four successive anniversaries of the grant date, provided the named executive officer continues to be employed with us through such dates. To determine the number of shares awarded, we generally utilize a 20-day volume weighted average price (“VWAP”) for the 20 trading days leading into the date of grant. This method is intended to mitigate against short-term volatility in HLNE’s stock price.
Other Time-Based Awards
In September 2024, Mr. Armbrister and Ms. Kramer received additional awards of time-based restricted stock. These awards were recommended by the Co-Chief Executive Officers in recognition of the importance of Mr. Armbrister’s and Ms. Kramer’s respective roles and contributions to the firm. The amounts of these restricted stock awards are set forth in the Grants of Plan-Based Awards in Fiscal 2025 Table below.
In addition, in March 2025 the board of directors upon recommendation by the compensation committee approved the grant of what is expected to be the first in a series of five annual awards of 30,000 shares of time-based restricted stock to each of the Co-Chief Executive Officers (the “Annual Awards”) after consideration of the following factors for fiscal 2025:
•no year-over-year decline in Company revenues or Adjusted EBITDA;
•no material and uncured defaults under any material lending agreements to which the Company is a party;
•no material litigation or regulatory actions against the Company and
•no general and sustained loss of investor confidence in the Company or its prospects.
A one-year performance period equal to our fiscal year will precede the grant of each of the four remaining Annual Awards and each such grant is conditioned upon the satisfaction, during the applicable fiscal year, of certain performance criteria (which may include one or more of the four criteria the board of directors considered in making the first Annual Award as described above) to be established by our compensation committee for each such fiscal year within the first 90 days of such fiscal year. Commencing with awards covering the performance period beginning April 1, 2025 and ending March 31, 2026, the Company anticipates that the compensation committee will certify performance and, if the performance metrics are attained, issue awards during the first quarter of the following fiscal year. The shares subject to each Annual Award will vest in equal installments on the four successive anniversaries of a vesting commencement date to occur in the last month of the applicable performance period, subject to the continued employment of the applicable Co-Chief Executive Officer through such dates.
Performance Awards
In June 2024, the board of directors approved the grant of 544,000 shares of performance-based restricted stock to each of our Co-Chief Executive Officers to incentivize future performance and in recognition of their increased responsibilities in connection with their promotions. These awards were granted in September 2024. In addition, in September 2024, the board of directors upon recommendation by the compensation committee also approved Performance Awards for Mr. Armbrister and Ms. Kramer (the Co-Chief Executive Officer and other named executive officer awards collectively, the “2024 Performance Awards”). The 2024 Performance Awards vest based upon (i) the Company’s Class A common stock achieving average closing prices of $150, $190, and $230 per share over 20 consecutive trading days within the seven years after the grant date and (ii) continued employment through the date each price target is met (with a minimum of five years of service required after the grant date for vesting). One-third of the shares become eligible to vest at each price target. If the price target is met prior to the fifth anniversary of the grant date, the vesting date would be the fifth anniversary of the grant date, after which the vesting date would be the date the price target is reached. Due to the existence of the five-year service requirement, the vesting period for these awards may vary with each respective tranche.
For more information on our 2017 Equity Plan, please see “—Executive Compensation Arrangements—Equity Compensation—2017 Equity Incentive Plan” below.
Carried Interest Awards
We maintain the Hamilton Lane Advisors, L.L.C. 2016 Carried Interest Plan (amended and restated, effective as of January 1, 2018) (the “Carried Interest Plan”) to facilitate long-term performance by employees who contribute materially to our financial success, including being directly or indirectly responsible for investment performance and/or fundraising. When our fund investments are successful, they generate incentive fees payable to us over time, which we generally refer to as “carried interest”. Awards to our named executive officers under our Carried Interest Plan are first approved by our compensation committee and then recommended to our board of directors for final approval. These awards represent the right of the recipient to receive a portion of the incentive fees for a particular fund when earned in the future.
This carried interest participation aligns the recipient’s economic interests with those of our clients and encourages behavior that results in positive fund performance, which contributes to our overall company performance and growth. In addition, most alternative asset managers, including several of our competitors, use participation in carried interest or incentive fees as an essential means of compensating and motivating their professionals, and we must do the same in order to attract and retain the most qualified personnel. For purposes of our financial statements, we treat the income allocated to all our personnel who have participation interests in the carried interest or incentive fees generated by our funds as compensation and benefits expense, and the amounts of carried interest earned by named executive officers are reflected as “All Other Compensation” in the Summary Compensation Table.
Awards of carried interest are generally made concurrently with the determination of the other elements of annual compensation at the end of each fiscal year. For fiscal 2025, Messrs. Delgado-Moreira, Hirsch and Armbrister and Mses. Kramer and Gavalis received carried interest awards pursuant to the Carried Interest Plan. Each of these named executive officers is in a position to contribute materially to our financial success.

For more information on our Carried Interest Plan, please see “—Executive Compensation Arrangements—Carried Interest Compensation—2016 Carried Interest Plan” below.
Other Benefits
All of our employees, including our named executive officers, have the opportunity to participate in a generous benefit package, which we consider to be favorably competitive among private markets alternative investment firms. Our Human Resources team periodically conducts an informal inquiry into benefit practices at other companies in our industry to inform this comparison. Our U.S.-based named executive officers are eligible to participate in our 401(k) plan, which is generally open to all employees in the United States. We contribute 3% of compensation, as defined in the 401(k) plan, up to limits set by the Internal Revenue Service (the “IRS”), and employees can contribute a percentage of their eligible earnings, subject to annual contribution limits set by the IRS. We believe that providing a vehicle for tax-deferred retirement savings through the 401(k) plan adds to the overall desirability of our executive compensation package. Mr. Delgado-Moreira is based in Hong Kong and, in compliance with applicable local law, is enrolled in Hong Kong’s Mandatory Provident Fund, a mandatory retirement contribution system.
Except as otherwise disclosed, we generally do not offer perquisites or personal benefits to our named executive officers that are not otherwise available to all of our employees.
The Hamilton Lane Incorporated Employee Share Purchase Plan, as amended (the “ESPP”), has been in place since January 1, 2019. The purpose of the ESPP is to provide our eligible employees with an opportunity to acquire an ownership interest in HLI through the purchase of our Class A common stock at a discounted price via payroll deductions. Subject to certain limitations, eligible employees may purchase Class A common stock at a price equal to 85% of the closing price of Class A common stock on Nasdaq on the last trading day of the offering period. We believe the ESPP further aligns the interests of our employees and stockholders and aids in the recruitment and retention of employees.
To allow participation in the ESPP by employees of our designated subsidiaries that are not corporations, the ESPP is operated as a non-qualified plan and is not intended to be an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code.
Compensation Committee Operation
Because HLI is a “controlled company” under applicable Nasdaq rules, HLI is not required to have a compensation committee consisting solely of independent directors. Currently, our compensation committee is comprised of a majority of independent directors. The compensation committee has discrete responsibilities as described below. We believe that the current composition of our compensation committee best enables us to implement a compensation program that appropriately rewards advancement of our business goals and mitigates risks via the alignment of interests, thereby seeking to enhance stockholder value.
Our compensation committee consists of Messrs. Rogers (Chair), Berkman, Giannini and Sexton and Ms. Varon. The compensation committee receives the executive compensation recommendations from our Co-Chief Executive Officers (and, with respect to the compensation of our Co-Chief Executive Officers, from our Co-Executive Chairmen), and reviews and approves the recommendations for submission to our board of directors for final approval. Executive officers who are board members recuse themselves from voting on their own compensation. At times, our board of directors has made decisions with respect to executive compensation without prior formal action by the compensation committee.

Additional Information
Our compensation committee believes the total compensation approved to be paid to each named executive officer fairly reflects their contribution to the Company and our clients and the growth of our business for the benefit of our stockholders. In addition, at our 2024 annual meeting of stockholders, our stockholders voted, on an advisory basis, to approve the compensation of our named executive officers, with the proposal receiving the support of 94.9% of votes cast. At the 2019 annual meeting of stockholders, our stockholders indicated a preference that future advisory votes to approve named executive officer compensation occur annually, and we are following this recommendation. Accordingly, we have included such proposal, commonly known as the “say-on-pay” proposal, in this year’s proxy statement, and the next advisory vote is expected at our 2026 annual meeting of stockholders. Given the significant level of support received in the 2024 advisory vote, neither the board of directors nor the compensation committee has made material changes to our executive compensation policies since that time, other than determining to grant the first Annual Awards to our Co-Chief Executive Officers as described further above. Additionally, SEC rules require us to hold our advisory vote on the frequency of advisory votes to approve the compensation of our named executive officers every six years, and we have accordingly included such proposal in this year’s proxy statement.
We did not utilize benchmarking during fiscal 2025. In fiscal 2025, the compensation committee was advised by Semler Brossy Consulting Group, LLC (“Semler Brossy”) with respect to our executive compensation philosophy and evolution, the compensation of our Co-Chief Executive Officers, updates to our 2017 Equity Plan, and revisions to our compensation committee charter.
Semler Brossy did not provide other services to our management. The compensation committee assessed Semler Brossy’s independence and concluded that no conflict of interest exists that would prevent it from providing services to the compensation committee.
Compensation and Risk
Our compensation committee annually considers potential risks when reviewing our compensation programs for all employees, including our executive officers. Based on its evaluation, the committee has concluded that the risks arising from our overall compensation policies and practices are not reasonably likely to have a material adverse effect on Hamilton Lane. Our compensation program includes elements that we believe discourage excessive risk-taking and align the compensation of our employees with the long-term performance of the firm. Compensation is a balanced mix of short-term and longer-term elements, creating diverse time horizons. For example, equity awards granted to our employees are subject to multi-year vesting conditions. Because our equity awards have multi-year vesting provisions, the actual amount of compensation realized by the recipient will be tied to the long-term performance of our Class A common stock. Pursuant to our internal policies, our employees are not permitted to buy or sell derivative securities, including for hedging purposes, or to engage in short-selling to hedge their economic risk of ownership of our Class A common stock. In addition, we only make cash payments of carried interest to our employees when profitable investments have been realized and after sufficient cash has been distributed to the investors in our funds.

Accounting and Tax Considerations
We consider the impact of accounting implications and tax treatment of significant compensation decisions. Section 162(m) of the Internal Revenue Code limits us to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain executive officers in a taxable year. As accounting standards and applicable tax laws develop, we may revise certain features of our executive compensation program to take into account these developments in a manner that continues to appropriately align our executive compensation program with our overall executive compensation philosophy and objectives. However, we believe that any such developments are only some of the many relevant considerations of setting executive compensation and should not be permitted to compromise our ability to design and maintain compensation programs that are consistent with our compensation philosophy and objectives. Accordingly, we retain the discretion to pay compensation that is not tax deductible and/or could have adverse accounting consequences.

Compensation Committee Report
The compensation committee of the board of directors of Hamilton Lane Incorporated (“Hamilton Lane”) has submitted the following report for inclusion in this proxy statement:
The compensation committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on the compensation committee’s review and the discussions with management with respect to the Compensation Discussion and Analysis, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into Hamilton Lane’s Annual Report on Form 10-K for the fiscal year ended March 31, 2025 for filing with the Securities and Exchange Commission.

THE COMPENSATION COMMITTEE Hartley R. Rogers, Chair David J. Berkman Mario L. Giannini O. Griffith Sexton Leslie F. Varon

Summary Compensation Table
    The following table sets forth the compensation earned for the periods indicated by our named executive officers.

Name and Principal Position	Year	Salary ($)		Bonus (1) ($)	Stock Awards (2) ($)	All Other Compensation ($)		Total ($)
Erik R. Hirsch Co-Chief Executive Officer	2025	325,000		2,100,000	75,928,720	1,867,756	(3)	80,221,476
	2024	325,000		2,100,000	824,899	647,994		3,897,893
	2023	325,000		2,100,000	835,687	2,391,037		5,651,723
Juan Delgado-Moreira(4) Co-Chief Executive Officer	2025	320,880		1,408,471	75,665,922	1,631,638	(5)	79,026,911
	2024	319,706		1,402,886	551,097	582,114		2,855,804
	2023	319,131		1,395,809	1,059,289	1,481,215		4,255,444
Jeffrey B. Armbrister Chief Financial Officer	2025	325,000		700,000	1,329,134	322,175	(6)	2,676,309
	2024	325,000		630,000	247,501	147,620		1,350,121
Andrea Anigati Kramer Chief Operating Officer	2025	325,001		1,050,000	2,098,221	1,369,115	(7)	4,842,337
	2024	325,001		924,125	362,980	562,321		2,174,427
Lydia A. Gavalis General Counsel and Secretary	2025	325,000		423,500	161,547	96,377	(8)	1,006,424
	2024	325,000		423,500	166,439	48,260		963,199
	2023	325,000		385,000	347,502	77,335		1,134,837
Drew T. Carl Chief Accounting Officer	2025	319,231	(9)	264,000	58,829	16,420	(10)	658,480
	2024	296,539		310,000	55,069	18,675		680,282

*Amounts in table may not sum due to rounding

(1)    The amount shown represents the cash portion of the discretionary annual bonus. As further described in “—Compensation Discussion and Analysis—Determination of Compensation for Named Executive Officers—Annual Incentive Bonus”, a portion of each named executive officer’s discretionary annual bonus for fiscal 2025 was paid in restricted stock granted on March 14, 2025, which is not included in these amounts but is included in the “Stock Awards” column of this table.
(2)    This amount represents the aggregate grant-date fair value of time-vesting restricted stock awards, including those granted as the equity portion of the discretionary annual bonus, and Performance Awards, in each case, computed in accordance with FASB ASC Topic 718 (“ASC 718”). See “Compensation and Benefits” in Note 2, “Summary of Significant Accounting Policies” and Note 10, “Equity Based Compensation” to our consolidated financial statements included in Item 8 of our 2025 Form 10-K for a description of the assumptions used in determining the grant date fair value of our equity awards. For the 2024 Performance Awards granted in fiscal 2025, the grant date fair value reported is based upon the probable outcome of the performance conditions described in “—Compensation Discussion and Analysis—Determination of Compensation for Named Executive Officers—Equity Awards—2017 Equity Plan”. The grant date fair value for the 2024 Performance Awards granted in fiscal 2025 was $71,126,187, $71,126,187, $568,487 and $710,608 for Messrs. Hirsch, Delgado-Moreira and Armbrister and Ms. Kramer, respectively. These Performance Awards were subject to market conditions, and not performance conditions, as defined under ASC 718, and therefore did not have a maximum grant date fair value that differed from their grant date fair value.
(3)    This amount represents payments received in respect of the Company’s carried interest plans of $1,334,404, historical strategic technology investments of $522,853, and company 401(k) contributions of $10,500.
(4)     Mr. Delgado-Moreira was paid in Hong Kong dollars (“HKD”), which for purposes of this table were converted to U.S. dollars at the average exchange rate for the 12 months ended March 31, 2025 of 7.79 U.S. dollars per HKD.

(5)    This amount includes (a) payments received in respect of the Company’s carried interest plans of $1,499,122, (b) mandatory company contributions to the Hong Kong Mandatory Provident Fund of $2,310 and (c) $105,000 of filing fees and $25,206 of related legal expenses paid by the Company on behalf of Mr. Delgado-Moreira in connection with Mr. Delgado-Moreira's filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) during fiscal 2025.
(6)    This amount represents payments received in respect of the Company’s carried interest plans of $311,675 and company 401(k) contributions of $10,500.
(7)    This amount represents payments received in respect of the Company’s carried interest plans of $1,358,615 and company 401(k) contributions of $10,500.
(8)    This amount represents payments received in respect of the Company’s carried interest plans of $85,877 and company 401(k) contributions of $10,500.
(9)    This amount represents salary received in fiscal 2025. On April 1, 2024, Mr. Carl’s annual salary was increased from $300,000 to $320,000.
(10)    This amount represents payments received in respect of the Company’s carried interest plans of $5,811 and company 401(k) contributions of $10,608.

Grants of Plan-Based Awards in Fiscal 2025
The following table sets forth the restricted stock awards granted to our named executive officers during fiscal 2025.

	Stock Awards
				Estimated Future Payouts under Equity Incentive Plan Awards
Name	Type	Grant Date	Board Approval Date	Threshold (#)	Target (#)	Maximum (#)	All other stock awards: Number of shares of stock or units (#)(1)	Grant date fair value of stock awards ($)(2)
Erik R. Hirsch Co-Chief Executive Officer	Performance Award (3)	9/16/2024	6/20/2024	181,334	544,000	544,000	—	71,126,187
	Time-based RS (4)	3/14/2025	3/11/2025				30,000	4,002,000
	Time-based RS (5)	3/14/2025	3/11/2025				6,001	800,533
Juan Delgado-Moreira Co-Chief Executive Officer	Performance Award (3)	9/16/2024	6/20/2024	181,334	544,000	544,000	—	71,126,187
	Time-based RS(4)	3/14/2025	3/11/2025				30,000	4,002,000
	Time-based RS(5)	3/14/2025	3/11/2025				4,031	537,735
Jeffrey B. Armbrister Chief Financial Officer	Performance Award (3)	9/16/2024	9/5/2024	1,450	4,348	4,348	—	568,487
	Time-based RS (4)	9/16/2024	9/5/2024				3,342	493,714
	Time-based RS (5)	3/14/2025	3/11/2025				2,001	266,933
Andrea Anigati Kramer Chief Operating Officer	Performance Award (3)	9/16/2024	9/5/2024	1,812	5,435	5,435	—	710,608
	Time-based RS (4)	9/16/2024	9/5/2024				6,683	987,280
	Time-based RS(5)	3/14/2025	3/11/2025				3,001	400,333
Lydia A. Gavalis General Counsel and Secretary	Time-based RS(5)	3/14/2025	3/11/2025				1,211	161,547
Drew T. Carl Chief Accounting Officer	Time-based RS(5)	3/14/2025	3/11/2025				441	58,829

(1) Each time-based restricted stock award vests in equal annual installments on the four successive anniversaries of the grant date.
(2)    Amounts reflect the grant date fair value of the Performance Awards and time-based restricted stock awards, computed in accordance with ASC 718.
(3) Represents Performance Awards as described in “—Compensation Discussion and Analysis—Determination of Compensation for Named Executive Officers—Equity Awards—2017 Equity Plan—Performance Awards” above.

(4) Represents time-based restricted stock award granted to the named executive officer in fiscal 2025 as described in“—Compensation Discussion and Analysis—Determination of Compensation for Named Executive Officers—Equity Awards—2017 Equity Plan—Other Time-Based Awards” above.

(5) Represents the equity portion of the named executive officer’s discretionary annual bonus as described in “—Compensation Discussion and Analysis—Determination of Compensation for Named Executive Officers—Equity Awards—2017 Equity Plan—Awards as part of the Annual Bonus” above.

Outstanding Equity Awards at 2025 Fiscal Year End
    The following table sets forth the outstanding restricted stock awards held by our named executive officers as of March 31, 2025.

		Stock Awards
Name	Type	Grant Date	Number of Shares of Stock that Have Not Vested (#) (1)	Market Value of Shares of Stock that Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($) (2)
Erik R. Hirsch Co-Chief Executive Officer	Time-based RS	3/14/2022	2,742	407,653
	Time-based RS	3/14/2023	6,948	1,032,959
	Time-based RS	3/14/2024	6,021	895,142
	2024 Performance Award	9/16/2024	362,667	53,917,703	181,333	26,958,777
	Time-based RS	3/14/2025	30,000	4,460,100
	Time-based RS	3/14/2025	6,001	892,169
Juan Delgado-Moreira Co-Chief Executive Officer	Time-based RS	4/8/2022(4)	1,812	269,390
	Time-based RS	3/14/2023	4,642	690,126
	Time-based RS	3/14/2024	4,023	598,099
	2024 Performance Award	9/16/2024	362,667	53,917,703	181,333	26,958,777
	Time-based RS	3/14/2025	30,000	4,460,100
	Time-based RS	3/14/2025	4,031	599,289
Jeffrey B. Armbrister Chief Financial Officer	Time-based RS	3/14/2022	324	48,169
	2022 Performance Award	9/16/2022	8,696	1,292,834	4,348	646,417
	Time-based RS	3/14/2023	820	121,909
	Time-based RS	3/14/2024	1,806	268,498
	2024 Performance Award	9/16/2024	2,899	430,994	1,449	215,423
	Time-based RS	9/16/2024	3,342	496,855
	Time-based RS	3/14/2025	2,001	297,489
Andrea Anigati Kramer Chief Operating Officer	Time-based RS	3/14/2022	881	130,978
	2022 Performance Award	9/16/2022	8,696	1,292,834	4,348	646,417
	Time-based RS	3/14/2023	2,779	413,154
	Time-based RS	3/14/2024	2,649	393,827
	2024 Performance Award	9/16/2024	3,624	538,780	1,811	269,241

	Time-based RS	9/16/2024	6,683	993,562
	Time-based RS	3/14/2025	3,001	446,159
Lydia A. Gavalis General Counsel and Secretary	Time-based RS	3/14/2022	544	80,876
	2022 Performance Award	9/16/2022	4,348	646,417	2,174	323,209
	Time-based RS	3/14/2023	1,274	189,406
	Time-based RS	3/14/2024	1,215	180,634
	Time-based RS	3/14/2025	1,211	180,039
Drew T. Carl Chief Accounting Officer	Time-based RS	3/14/2022	44	6,541
	Time-based RS	3/14/2024	402	59,765
	Time-based RS	3/14/2025	441	65,563

(1) Unless indicated otherwise, each time-based restricted stock award vests in equal annual installments on the four successive anniversaries of the grant date. Included in this column are the portions of Performance Awards for which market conditions have been met but time-based vesting conditions have not.
(2) The value included in this table is calculated by multiplying the number of unvested equity awards by $148.67, the closing stock price of our Class A common stock as of March 31, 2025, the last trading day of our fiscal year.
(3) The 2022 Performance Awards vest based upon (i) the market price of our Class A common stock achieving certain price thresholds from $150 per share to $230 per share over a period of up to seven years and (ii) continued employment through the date the price target is met (with a minimum of five years of service required after the grant date for vesting). The 2024 Performance Awards vest as described in “—Compensation Discussion and Analysis—Determination of Compensation for Named Executive Officers—Equity Awards—2017 Equity Plan—Performance Awards” above.
(4) Mr. Delgado-Moreira’s time-based restricted stock award for fiscal 2022 service was approved by the board of directors on February 24, 2022, but the grant of that award was subject to the expiration of a notice period under the HSR Act. The HSR Act notice period ended in fiscal 2023, and on April 8, 2022, Mr. Delgado-Moreira was awarded 7,248 shares of time-based restricted stock. This award vests in four equal annual installments, with the first vesting date being April 8, 2023. In June 2023, the board of directors approved a realignment of subsequent vesting dates for this award to March 14, 2024, 2025 and 2026.

Option Exercises and Stock Vested in Fiscal 2025
The following table sets forth the number of shares of Class A common stock resulting from the vesting of restricted stock awards and value realized for each of our named executive officers during fiscal 2025.

	Restricted Stock Awards
Name	Number of shares acquired on vesting (#)		Value realized on vesting ($)(1)
Erik R. Hirsch Co-Chief Executive Officer	9,893	(2)	1,375,226
Juan Delgado-Moreira Co-Chief Executive Officer	6,550	(3)	910,516
Jeffrey B. Armbrister Chief Financial Officer	1,595	(2)	221,721
Andrea Anigati Kramer Chief Operating Officer	3,714	(2)	516,283
Lydia A. Gavalis General Counsel and Secretary	1,909	(2)	265,370
Drew T. Carl Chief Accounting Officer	179	(4)	24,883

(1) The value realized on vesting is calculated as the number of shares of restricted stock multiplied by the closing price of our common stock on the vesting date.
(2) This amount includes the portion of time-based restricted stock awards granted in fiscal 2021, 2022, 2023 and 2024 that vested in fiscal 2025. Each award vests in four equal annual installments on the four successive anniversaries of the grant date.
(3) This amount includes the portion of time-based restricted stock awards granted in fiscal 2021, 2023 and 2024 that vested in fiscal 2025. Each award vests in four equal annual installments on the four successive anniversaries of the grant date. Additionally includes Mr. Delgado-Moreira’s time-based restricted stock award approved in fiscal 2022 and granted in fiscal 2023. This award was approved by the board of directors on February 24, 2022, but was subject to the expiration of a notice period under the HSR Act. The HSR Act notice period ended in fiscal 2023, and on April 8, 2022, Mr. Delgado-Moreira was awarded 7,248 shares of time-based restricted stock. This award vests in four equal installments, with the first vesting date being April 8, 2023. In June 2023, the board of directors approved a realignment of subsequent vesting dates for this award to March 14, 2024, 2025 and 2026.
(4) This amount includes the portion of time-based restricted stock awards granted in fiscal years 2022 and 2024 that vested in fiscal 2025. Each award vests in four equal annual installments on the four successive anniversaries of the grant date.

Executive Compensation Arrangements
Equity Compensation
2017 Equity Incentive Plan
Prior to our IPO, we adopted, and our sole stockholder approved, the 2017 Equity Plan. The plan was amended and restated and approved by shareholders at the 2024 annual meeting. The 2017 Equity Plan is intended to advance the interests of Hamilton Lane by enhancing its ability to attract and retain employees, officers and non-employee directors, in each case who are selected to be participants in the plan, and by motivating them to continue working toward and contributing to the success and growth of Hamilton Lane. Persons eligible to receive awards under the 2017 Equity Plan include current and prospective employees, current and prospective officers and members of our board of directors who are not our employees.
The 2017 Equity Plan authorizes the award of incentive and nonqualified stock options, stock appreciation rights (“SARs”), restricted stock (including performance stock), restricted stock units (including performance stock units), bonus shares and dividend equivalents. We believe the variety of awards that may be granted under this plan gives us the flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances.
The 2017 Equity Plan is administered by the compensation committee. The compensation committee has the authority to interpret the 2017 Equity Plan and prescribe, amend and rescind rules and make all other determinations necessary or advisable for the administration of the plan. The 2017 Equity Plan permits the compensation committee to select the participants, to determine the terms and conditions of those awards, including but not limited to the exercise price, the number of Class A shares subject to awards, the term of the awards and the performance goals, if any, and to determine the restrictions applicable to awards and the conditions under which any restrictions will lapse. The compensation committee also has the discretion to determine the vesting schedule applicable to awards. In determining whether performance goals are met, the compensation committee is entitled to exercise any subsequent discretion otherwise authorized under the 2017 Equity Plan and may, in its discretion, exclude the positive and/or negative results of material events that it does not believe should affect the calculation of the achievement of performance goals. Notwithstanding the foregoing, the 2017 Equity Plan prohibits the taking of any action with respect to an award that would be treated, for accounting purposes, as a “repricing” of such award at a lower exercise, base or purchase price, unless such action is approved by our stockholders.
To the extent permitted by applicable law and stock exchange rules, the compensation committee may delegate to one or more executive officers of the Company the authority to (i) grant awards to eligible participants who are not subject to the reporting and other provisions of Section 16 of the Exchange Act and (ii) take any other actions delegated by the compensation committee, provided that the delegation complies with applicable law. The compensation committee may also delegate non-discretionary administrative responsibilities in connection with the 2017 Equity Plan to such other persons as it deems advisable.
The 2017 Equity Plan initially reserved for issuance 5,000,000 shares of Class A common stock (representing approximately 10% of the fully-diluted number of shares of Class A common stock outstanding immediately after the closing of our IPO). At the annual meeting of stockholders held in September 2024 an additional 5,000,000 shares of Class A common stock were reserved for issuance. As of March 31, 2025, 6,048,176 shares of Class A common stock remained available for future issuance. The maximum number of Class A shares subject to awards (other than awards replaced as part of the Reorganization) that may be granted to any individual during any fiscal year is 200,000 and the maximum number of Class A shares subject to stock options and SARs (other than awards replaced as part of the Reorganization) that may be granted to any individual during a fiscal year is 100,000, other than in each case (a) with respect to awards granted to our Co-

Chief Executive Officers prior to the last day in our 2025 fiscal year and (b) HLA Substitution Awards (as defined in the 2017 Equity Plan).
Awards granted under the 2017 Equity Plan are evidenced by award agreements. The terms of all options granted under the 2017 Equity Plan are determined by the compensation committee, but may not extend beyond 10 years after the date of grant. Stock options and SARs granted under the 2017 Equity Plan will have an exercise price that is determined by the compensation committee, provided that, except in the case of awards replaced as part of the Reorganization, the exercise price shall not be less than the fair market value of a share of our Class A common stock on the date of grant.
Our board of directors has the authority to amend or terminate the 2017 Equity Plan at any time. Stockholder approval for an amendment will generally not be obtained unless required by applicable law or stock exchange rule or deemed necessary or advisable by our board of directors. Unless terminated earlier by our board of directors, the 2017 Equity Plan will terminate on September 5, 2034. Amendments to outstanding awards, however, will require the consent of the holder if the amendment adversely affects the rights of the holder.
Carried Interest Compensation
2016 Carried Interest Plan
HLA maintains its Carried Interest Plan pursuant to which awards of cash and profits interests are made to certain employees of HLA who are key contributors to the success of the business.
Awards under the Carried Interest Plan consist of a portion of the profits and performance fees earned from managing various specialized funds and customized separate accounts, which is referred to as “Carried Interest.” The Carried Interest Plan is administered by management. Our compensation committee is generally responsible for reviewing and approving the aggregate pool of awards to be made to our employees as well as the specific awards to be made to our executive officers under the Carried Interest Plan and recommending the same to our board of directors for final approval.
On January 1 of each year, 25% of the potential Carried Interest related to each new specialized fund and customized separate account (referred to as “Employee Carry”) is allocated to an “Employee Carry Pool.” Participants in the Carried Interest Plan receive award agreements specifying the applicable Employee Carry Pool, the number of Employee Carry Pool points awarded to the participant (with each point representing a 1% share of the applicable Employee Carry Pool), and the vesting schedule applicable to the award. The awards vest annually over five years unless otherwise provided in the award agreement with the participant.
HLA may withhold amounts to satisfy tax withholding obligations and reserve accounts, and has the right to require participants to return distributions in order to satisfy “clawback” or similar obligations to the relevant specialized fund or customized separate account.
HLA’s compensation committee has the right to amend or terminate the Carried Interest Plan at any time. Consent of the participant is required when such amendment or termination adversely affects the terms of an award.
Predecessor Carried Interest Programs
Although the Carried Interest Plan was formally adopted in January 2016, HLA’s carried interest arrangements have operated since 2012 on terms substantially identical to those described above. Prior to 2012, each year, interests tied to future carry payments from each carry-earning specialized fund or customized separate account established in that year (totaling up to 25% of the carry) were awarded to participants by HLA’s Chief Executive Officer. Awards vested over three years, and once vested, the participant was entitled to receive in respect of that award a percentage interest in a portion of the carry for such specialized fund or customized separate account for the life of the fund or account, as and when earned and received. All such awards are now vested, but HLA has not yet earned the full amount of the carry to which it may be entitled from certain of the underlying specialized funds and customized separate accounts. Therefore, future distributions of carry by those funds and accounts will result in payments to participants, including our named executive officers. The amount of these future payments, if any, to our named executive officers will be disclosed as required by SEC rules. Future awards will be made under the Carried Interest Plan rather than according to the terms of our prior carried interest programs.
Executive Employment Arrangements
    With the exception of Mr. Delgado-Moreira, we do not have any employment, severance or change in control agreements with our named executive officers. However, upon a change in control, our 2017 Equity Plan provides for accelerated vesting of outstanding equity awards, in each case, that are not continued, assumed or replaced by the surviving or successor entity, that are held by participants, including our named executive officers. This provides assurances to our named executive officers that their unvested equity awards will not be lost in the event of a change of control of the Company. In addition, our Carried Interest Plan provides for modified vesting after termination of employment in certain circumstances.
Juan Delgado-Moreira
    On May 23, 2016, Hamilton Lane (Hong Kong) Limited entered into an employment agreement with Mr. Delgado-Moreira providing that he would serve as Managing Director on the Fund Investment Team in Hong Kong beginning on June 1, 2016. In June 2018, Mr. Delgado-Moreira was promoted to Vice Chairman, and he was promoted to Co-Chief Executive Officer, effective January 1, 2024. His term of employment is terminable by either party upon 12 weeks’ written notice, except for a termination for cause, in which case no prior notice is required. Pursuant to the agreement, Mr. Delgado-Moreira is entitled to an annual base salary of 2,500,000 HKD (which was equivalent to $321,422 at the spot rate in effect on March 31, 2025), which may be increased periodically, and a discretionary annual bonus in an amount to be determined based on performance. Mr. Delgado-Moreira is entitled to private health coverage and also participates in the 2017 Equity Plan and our carried interest plans. In addition, as required by Hong Kong law, we made contributions to the Hong Kong Mandatory Provident Fund on behalf of Mr. Delgado-Moreira.
Potential Payments upon Termination or Change in Control
Equity Awards
Under the 2017 Equity Plan, in the event of a Change in Control (as defined below), the surviving or successor entity may continue, assume or replace awards outstanding as of the date of the Change in Control. If (1) such awards are continued, assumed, or replaced by the surviving or successor entity, and a grantee experiences an involuntary termination of employment for reasons other than cause (as defined in the 2017 Equity Plan) within 24 months following the Change in Control, or (2) such awards are not substituted for stock that is traded on an established securities market and our compensation committee had not determined differently, then (i) outstanding options and SARs issued to a participant that are not yet fully exercisable will immediately become exercisable in full, (ii) all unvested restricted stock, restricted stock units, performance stock and performance stock units will become immediately fully vested and (iii) any performance objectives applicable to awards will be deemed to have been satisfied at the “target” level of performance specified in the award.
A “Change in Control” is defined in the 2017 Equity Plan as (i) any person or any group of persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act, or any successor provisions thereto, other than the current owners, their permitted transferees, and our employees, becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding voting securities, (ii) a majority of our board of directors not being approved by the incumbent board of directors, (iii) a merger or consolidation in which our board does not represent a majority of the board of the post-transaction entity or where the pre-transaction HLI stockholders do not control at least a majority of voting interest of the post-transaction entity, (iv) stockholder approval of a liquidation or dissolution of the Company or (v) sale of all or substantially all of the Company’s assets to an entity not at least 50% beneficially owned by the pre-transaction HLI stockholders in substantially the same proportions as prior to the transaction.
If a Change in Control had occurred on March 31, 2025 and either (1) the surviving or successor entity continued, assumed or replaced awards and a named executive officer was involuntarily terminated for reasons other than cause, or (2) the surviving or successor entity did not continue, assume or replace awards outstanding as of such date, and our compensation committee had not determined differently, the aggregate value of the unvested awards granted to our named executive officers that would have vested on an accelerated basis is as set forth below:

Named Executive Officer	Accelerated Vesting($)(1)
Erik R. Hirsch	88,564,503
Juan Delgado-Moreira	87,493,484
Jeffrey B. Armbrister	3,818,589
Andrea Anigati Kramer	5,124,952
Lydia A. Gavalis	1,600,581
Drew T. Carl	131,870

(1)    Value based on the closing price ($148.67) of our Class A common stock on Nasdaq as of March 31, 2025, the last trading day of our 2025 fiscal year.

For terminations not in connection with a Change in Control, the consequences vary by type of award and reason for termination. For restricted stock with time-based vesting, a termination of service due to death or disability results in accelerated vesting of unvested awards. A termination of service for cause, as defined in the 2017 Equity Plan or, if applicable, the grantee’s employment agreement, results in a forfeiture of all unvested restricted stock awards and allows our compensation committee to require disgorgement of any profit, gain or other benefit received from prior awards that vested up to 24 months prior to the termination for cause. A termination of service for any other reason results in a forfeiture of awards that are unvested at the time of termination. Therefore, a termination for a reason other than death or disability does not generally result in incremental vesting for grantees. In the past, however, our board of directors has approved the accelerated vesting of awards that would have otherwise been subject to forfeiture upon the departure of an executive. Requests for such accelerated vestings are considered by the board of directors on a case-by-case basis based on the executive's tenure, contributions to the Company and other factors deemed relevant to the board. For Performance Awards, the only other type of award that is currently outstanding, a termination of service for any reason prior to the end of the performance period results in a forfeiture of all unvested Performance Awards with respect to such performance period, except as otherwise provided in a grantee’s employment agreement.
Assuming a termination due to death or disability on March 31, 2025, Messrs. Delgado-Moreira, Hirsch and Armbrister and Mses. Kramer and Gavalis would have forfeited their outstanding Performance Awards, but each of our named executive officers would have been entitled to accelerated vesting of outstanding time-based restricted stock awards. Mr. Carl would have realized the same amounts as are set forth in the table above, Mr. Hirsch would have realized $7,688,023, Mr. Delgado-Moreira would have realized $6,617,004, Mr. Armbrister would have realized $1,232,920, Ms. Kramer would have realized $2,377,679, and Ms. Gavalis would have realized $630,955.
Grantees of awards under the 2017 Equity Plan agree to customary non-disclosure covenants and, for those not otherwise subject to non-competition arrangements with the Company, a six-month non-competition covenant for those who leave voluntarily in the absence of good reason (as defined in the 2017 Equity Plan).
Carried Interest Awards
Under our Carried Interest Plan, unvested awards are forfeited upon termination of service other than by reason of death. Upon termination of service by reason of death, the unvested portion of the award is treated as vested and carried interest payments are made to the employee’s beneficiaries. In the case of a participant whose award is fully vested, any termination of employment for cause (as defined in the Carried Interest Plan) results in the cancellation of all awards and a 100% forfeiture of any and all future amounts otherwise payable to the participant relating to such awards.
Because it is not currently possible to determine amounts of carried interest, if any, that may be earned in the future, we cannot provide a calculation of amounts that would be payable under the Carried Interest Plan if our named executive officers were terminated on March 31, 2025.
Mr. Delgado-Moreira’s Employment Agreement
As noted above, Mr. Delgado-Moreira’s employment may be terminated by either party on 12 weeks’ notice, during which notice period he would continue to receive his salary and benefits and during which he may be placed on garden leave. The Company may elect to make a lump sum payment of owed amounts in lieu of the notice period. Therefore, assuming the Company elected to terminate Mr. Delgado-Moreira’s employment on March 31, 2025 and had no basis for a no-notice termination, as set out in the employment agreement, he would have been entitled to compensation worth 11,944,972 HKD (equivalent to $1,535,750 at the spot rate in effect on March 31, 2025), consisting of 12 weeks of salary and benefits continuation, his bonus for fiscal 2025 in the amount reported in the Summary Compensation Table and statutory payments in connection with said termination. Pursuant to his employment agreement, Mr. Delgado-Moreira would also have been entitled to the scheduled vesting of any unvested restricted stock that would otherwise have vested during the 12 weeks following March 31, 2025 (assuming our compensation committee elected to allow vesting of awards after the notice of termination was delivered and before the termination date, in accordance with the terms of the 2017 Equity Plan), however, Mr. Delgado-Moreira had no unvested restricted stock scheduled to vest in that period. Any other restricted stock not vested as of March 31, 2025 would otherwise have been forfeited.
Effect on HLA Units
Many of our executive officers joined us prior to our IPO and purchased or were awarded equity of HLA, at least a portion of which they continue to own. Generally, an executive officer’s termination of employment does not affect that equity, and they would continue to be subject to various agreements, such as HLA’s operating agreement, the tax receivable agreement, exchange agreement and stockholders agreement. If an executive officer is terminated for cause, however, and he or she is a party to our stockholders agreement, the termination would result in the automatic conversion of his or her Class B units to Class C units and the mandatory redemption of the corresponding shares of Class B common stock. This would remove that individual’s right to vote that Class B common stock at meetings of our stockholders. The applicable definition of cause is as specified in any then-effective employment agreement with the employee, or in its absence, as set out in the HLA operating agreement.

In the event of a change in control of HLI, a member of HLA can require an exchange of that member’s units into Class A common stock.
Pay Ratio Disclosure

Under SEC rules, we are required to provide information regarding the relationship between the total annual compensation of our Co-Chief Executive Officers, to that of our median employee. For the fiscal year ended March 31, 2025:
•the annual total compensation of our median employee was $130,802;

•the annual total compensation of Mr. Hirsch was $80,221,476; and

•the ratio of the annual total compensation of Mr. Hirsch to that of our median employee was 613 to 1.

•the annual total compensation of Mr. Delgado-Moirera was $79,026,911; and

•the ratio of the annual total compensation of Mr. Delgado-Moirera to that of our median employee was 604 to 1.

To identify the median employee for the purpose of providing the information above, we examined the compensation of all of our employees (other than our Co-Chief Executive Officers) as of March 31, 2025, based on our payroll records, a consistently applied compensation measure consisting of such employees’ annual salary and annual cash bonus, including commissions. As we believe this measure reasonably reflects the annual compensation of our employees, carried interest payouts/awards, equity awards, sign-on bonuses, 401(k) and pension benefits and overtime pay were excluded from the calculation. In accordance with SEC rules, we included all employees, whether employed on a full-time or part-time basis, in this process other than 10 employees located in South Korea (6), Italy (2), Mexico (1) and Sweden (1). The excluded employees represent less than 5% of our total global population of 772 employees as of March 31, 2025, consisting of 622 U.S. employees and 150 non-U.S. employees. Salaries of active employees as of March 31, 2025 who were employed for less than the full fiscal 2025 year were annualized. We reviewed all compensation in U.S. dollars, using the relevant exchange rate for any compensation paid in other currencies. In determining the annual total compensation of the median employee, we use the same methodology we use for our named executive officers for purposes of the Summary Compensation Table (“SCT”) above. Tax distributions made pursuant to HLA’s operating agreement, as described below under “Certain Relationships and Related-Party and Other Transactions—HLA Operating Agreement”, and payments made pursuant to the tax receivable agreement, as described below under “Certain Relationships and Related-Party and Other Transactions—Tax Receivable Agreement”, are not considered compensation and accordingly are not included in the pay ratio calculation above. Because the SEC rules for identifying the median employee and calculating the pay ratio under Item 402(u) of Regulation S-K allow companies to use different methodologies, exemptions, estimates and assumptions, the ratio may or may not be comparable to pay ratios presented by other companies.

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K (“Item 402(v)”), we are providing the following information regarding the relationship between executive “compensation actually paid”, as defined in Item 402(v) (“CAP”), and certain aspects of our financial performance for each of the last five completed fiscal years. For a more comprehensive description of our executive compensation program and the factors we use to determine pay for our named executive officers (“NEOs”), see the “Compensation Discussion and Analysis” section of this proxy statement. Accordingly, the table below provides information about CAP for our Principal Executive Officer(s) (“PEO(s)”) and the average CAP for our non-PEO NEOs alongside certain Company financial metrics during fiscal years 2021 through 2025. Because we had a PEO and then successor Co-PEOs in fiscal 2024, information is presented as to all three individuals for such year.

Year	Mario L. Giannini		Erik R. Hirsch		Juan Delgado-Moreira		Average SCT Total for non-PEO NEOs (3) ($)	Average CAP to non-PEO NEOs (3) ($)	Value of Initial Fixed $100 Investment Based on:		Net Income (6) ($ millions)	Fee Related Earnings (7) ($ millions)
	SCT Total for PEO (1) ($)	CAP to PEO (2) ($)	SCT Total for PEO (1) ($)	CAP to PEO (2) ($)	SCT Total for PEO (1) ($)	CAP to PEO (2) ($)			Total Shareholder Return (4) ($)	Peer Group Total Shareholder Return (5) ($)
2025			80,221,476	81,497,762	79,026,911	79,992,877	2,295,888	2,884,501	294.21	256.43	313.77	276.47
2024	376,295	376,295	3,897,893	4,631,205	2,855,804	3,595,627	1,201,488	1,643,962	220.10	226.73	227.21	206.72
2023	658,386	658,386	—	—	—	—	3,088,962	3,099,481	141.70	171.52	187.19	168.87
2022	711,477	711,477	—	—	—	—	1,959,255	1,997,115	144.58	189.87	247.25	144.25
2021	853,803	1,091,877	—	—	—	—	2,183,114	2,870,381	163.01	174.17	168.79	130.04

(1) Mr. Giannini served as PEO in fiscal 2021, 2022, 2023 and a portion of fiscal 2024. In fiscal 2024 Messrs. Hirsch and Delgado-Moreira served as Co-PEOs after Mr. Giannini transitioned to his current role. Messrs. Hirsch and Delgado-Moreira served as Co-PEOs in fiscal 2025.
(2) To calculate CAP for fiscal 2025, the following amounts were deducted from and added to Summary Compensation Table total compensation for each of the fiscal years shown for each PEO as well as for our non-PEO NEOs in accordance with the requirements of Item 402(v)(2)(iii):

	2025
	Erik R. Hirsch	Juan Delgado-Moreira
	PEO ($)	PEO ($)	Avg. Non-PEO NEOs ($)
Summary Compensation Table Total	80,221,476	79,026,911	2,295,888
Deduct amounts reported in the Stock Awards column of Summary Compensation Table(w)	75,928,720	75,665,922	911,933
Add fair value(x) of current year equity awards at end of current fiscal year	76,334,669	76,052,832	916,577
Add change in fair value(x) of prior years’ equity awards that remained outstanding and unvested at end of current fiscal year	575,473	383,757	528,587
Add change in fair value(x) of prior years’ equity awards that vested during current fiscal year	294,863	195,299	55,383
Deduct fair value at end of prior fiscal year of equity awards that failed to meet vesting conditions in the current fiscal year	—	—	—
CAP Total(y)	81,497,762	79,992,877	2,884,501

(w) Reflects the grant date fair value of equity-based awards as discussed in the Summary Compensation Table and the Grants of Plan-Based Awards table.
(x) Reflects the measurement date fair value of equity-based awards, measured in accordance with ASC 718 and in accordance with the SEC’s methodology for determining CAP. The valuation methods and underlying assumptions are consistent with those disclosed in our financial statements as of the grant date for each award, including awards subject to performance conditions which are valued at the probable outcome of the award at each measurement date, and are further described in “Compensation and Benefits” in Note 2, “Summary of Significant Accounting Policies” and Note 10, “Equity Based Compensation” to our consolidated financial statements included in Item 8 of our 2025 Form 10-K. For performance stock awards, the grant date fair value reported is based upon the probable outcome of the performance conditions described in “—Compensation Discussion and Analysis—Determination of Compensation for Named Executive Officers—Compensation Elements—Equity Awards—2017 Equity Plan”.

(y) All applicable adjustments are listed herein. Regarding those items referenced in Item 402(v) that are not reflected: (1) no equity awards were granted that vested within the same fiscal year; (2) dividend share accruals and vestings are not broken out separately as they are included in the fair value of the equity award to which they apply; (3) no equity awards were modified during fiscal 2025; and (4) the Company does not offer pension plans to its named executive officers.

(3) The non-PEO NEOs were the following individuals for each of the fiscal years shown: 2025 – Mr. Armbrister, Ms. Kramer, Ms. Gavalis and Mr. Carl; 2024 – Mr. Armbrister, Mr. Varma, Ms. Kramer, Ms. Gavalis and Mr. Carl; 2023 – Mr. Varma, Mr. Hirsch, Mr. Delgado-Moreira and Ms. Gavalis; 2022 – Mr. Varma, Mr. Hirsch, Mr. Delgado-Moreira, Ms. Gavalis and Kevin Lucey; and 2021 – Mr. Varma, Mr. Hirsch, Mr. Delgado-Moreira and Mr. Lucey, collectively, our non-PEO NEOs for each covered year as reported in the “Total” column of the Summary Compensation Table in this and prior years’ proxy statements.

(4) Total shareholder return (“TSR”) as calculated based on a fixed investment of $100 in our Class A common stock measured from the market close on March 31, 2020 (the last trading day of fiscal 2020) through and including the end of the fiscal year for each year reported in the table, assuming the reinvestment of dividends.

(5) Total shareholder return as calculated based on a fixed investment of $100 in the Dow Jones U.S. Asset Managers Index, measured from the market close on March 31, 2020 (the last trading day of fiscal 2020) through and including the end of the fiscal year for each year reported in the table, assuming the reinvestment of dividends. This is the same industry index used in our “Stock Performance Graph” in “Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities” of our 2025 Form 10-K.

(6) “Net Income” as reported in our Annual Report on Form 10-K for the fiscal years ended March 31, 2021 through 2025.

(7) For purposes of Item 402(v)(2)(iii) and as further described below in “Tabular List of Most Important Performance Measures”, we have identified Fee Related Earnings (“FRE”) as our Company-Selected Measure. FRE is described in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations”—“Non-GAAP Financial Measures” of our 2025 Form 10-K. For an explanation of how we calculate FRE, please see Appendix A.

Description of Relationships between Financial Metrics and CAP

In accordance with the requirements of Item 402(v)(5), the graphs below depict the relationships between PEO and non-PEO CAP and the financial metrics included in the table above. For purposes of these graphs “EH” refers to Mr. Hirsch, “JDM” refers to Mr. Delgado-Moreira, and “MG” refers to Mr. Giannini.

In fiscal 2025, the board of directors approved the grant of 544,000 shares of performance-based restricted stock to each of our Co-Chief Executive Officers to incentivize future performance and in recognition of their increased responsibilities in connection with their promotions. The significant increase in both their total compensation (as reflected in the “Summary Compensation Table”) above and CAP (as reflected in the charts below) for fiscal 2025 is reflective of these one-time grants.

Tabular List of Most Important Performance Measures

In accordance with the requirements of Item 402(v)(6), the following are the most important financial performance measures used by the Company to link CAP of our NEOs for fiscal 2025 to Company performance. For more information see “Compensation Discussion and Analysis” above.

Most Important Performance Measures
•	Fee Related Earnings
•	Adjusted EBITDA
•	Revenues

EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain information with respect to the Company’s equity compensation plans as of March 31, 2025.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved By Stockholders(1)	—	—	6,879,636(2)
Equity Compensation Plans Not Approved By Stockholders	—	—	—
Total	—	—	6,879,636

(1) These plans consist of the Company’s 2017 Equity Plan and ESPP.
(2) Includes 6,051,701 shares of our Class A common stock available for issuance under our 2017 Equity Plan and 827,935 shares of our Class A common stock available for issuance under our ESPP.

PROPOSAL NO. 2
ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to cast an advisory vote on the compensation of our named executive officers as disclosed in this proxy statement. Prior to submitting your vote, we encourage you to read our Compensation Discussion and Analysis and the accompanying executive compensation tables and narrative disclosures for details about our executive compensation program, including the information about the fiscal 2025 compensation of our named executive officers.
Based on the advisory vote at our 2019 annual meeting of stockholders, it is our current policy to conduct an advisory vote on the compensation of our named executive officers on an annual basis. Stockholders have an opportunity to cast an advisory vote on the frequency of advisory votes to approve named executive officer compensation at least every six years, with such an advisory vote occurring this year.
As discussed in more detail in the Compensation Discussion and Analysis, our executive compensation program is designed to attract, motivate, reward, measure and retain skilled executive officers. In order to make working at Hamilton Lane an attractive proposition, we have developed a comprehensive total rewards compensation program. The elements of this program are designed to recognize and reward individual performance and recognize contributions that align with and drive positive business results. Our board of directors and compensation committee believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in achieving our goals and that the compensation of our named executive officers has supported and contributed to our success.
Accordingly, we are asking our stockholders to indicate their support for the compensation of our named executive officers by voting “FOR” this proposal and the following resolution:
“RESOLVED, that the stockholders of Hamilton Lane Incorporated approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2025 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis and the accompanying executive compensation tables and narrative disclosures.”
Because your vote is advisory, it will not be binding upon the board of directors. However, the compensation committee and the board of directors will, as deemed appropriate, take into account the outcome of the vote when considering future decisions affecting executive compensation.
The board of directors recommends a vote “FOR” the approval, on an advisory basis, of the compensation of the Company’s named executive officers, as disclosed in this proxy statement.

PROPOSAL NO. 3

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS
As required under Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to cast an advisory, non-binding vote on the frequency of the advisory vote to approve the compensation of the Company’s named executive officers, as set forth in Proposal No. 2. Stockholders can indicate their preference on whether we should hold future advisory votes on named executive officer compensation annually, every two years or every three years. Stockholders also have the option to abstain from voting on this matter.
You are not being asked to vote “for” or “against” this proposal. Instead, this proposal asks stockholders to inform us how often we should conduct an advisory vote on the compensation of our named executive officers. You may cast your vote by choosing the option of every one, two or three years, or abstaining, in response to the following resolution:
“RESOLVED, that the option of every one year, two years or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which Hamilton Lane is to hold future advisory votes on named executive officer compensation, as disclosed in the Company’s annual proxy statement pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis and the accompanying executive compensation tables and narrative disclosures.”
Although this vote is advisory and not binding on our board of directors, and our board of directors may decide it is in the best interests of Hamilton Lane and our stockholders to hold an advisory vote on executive compensation more or less frequently than the frequency that receives the most votes cast by our stockholders, our board of directors expects to hold future advisory votes on named executive officer compensation consistent with the frequency that receives the highest number of votes cast. It is expected that the next advisory vote on the frequency of an advisory vote on compensation of our named executive officers will occur at the 2031 annual meeting of stockholders.

The board of directors recommends a vote, on an advisory basis, of “1 YEAR” as the frequency of future advisory votes to approve the compensation of the Company’s named executive officers.

CERTAIN RELATIONSHIPS AND RELATED-PARTY AND OTHER TRANSACTIONS
The Reorganization
Hamilton Lane Incorporated is a holding company with no direct operations. Our principal asset is our equity interest in HLA. We serve as the managing member of HLA and operate and control all of its business and affairs.
In connection with our IPO, we completed a series of reorganization transactions, referred to collectively as the “Reorganization”, where, among other things, HLA amended its operating agreement; we and the other parties thereto entered into the tax receivable agreement, the exchange agreement, the stockholders agreement and the registration rights agreement; and we acquired from legacy members of HLA certain membership interests using a portion of the proceeds of our IPO, and, in some cases, in exchange for our Class A common stock, and issued Class B common stock to certain continuing members of HLA. From time to time, HLA members may exchange membership interests in HLA for shares of our Class A common stock or, at our election, for cash.
The following are summaries of certain provisions of our related-party agreements, which are qualified in their entirety by reference to all of the provisions of such agreements. Because these descriptions are only summaries of the applicable agreements, they do not necessarily contain all of the information that you may find useful. We therefore encourage you to review the agreements in their entirety. Copies of the agreements and any applicable amendments have been filed with the SEC and are incorporated by reference as exhibits to our most recent Annual Report on Form 10-K, and are available electronically on the website of the SEC at www.sec.gov.
HLA Operating Agreement
In connection with our IPO and the Reorganization, the members of HLA amended and restated the limited liability company operating agreement of HLA (as amended to date, the “HLA Operating Agreement”). We hold all of the Class A units in HLA, and serve as its managing member, and thus control all of the business and affairs of HLA and its subsidiaries. Holders of Class B units and Class C units generally do not have voting rights under the HLA Operating Agreement.
Class A units, Class B units and Class C units have the same economic rights per unit. Accordingly, the holders of our Class A common stock (through us), the Class B holders and the Class C holders hold approximately 76.6%, 22.5% and 0.9%, respectively, of the economic interests in our business as of July 9, 2025.
We do not intend to cause HLA to issue additional Class B units (and consequently, we do not intend to issue additional shares of Class B common stock) or Class C units in the future, other than as described below.
Net profits and net losses of HLA are generally allocated, and distributions by HLA are made, to its members pro rata in accordance with the number of membership units of HLA they hold. HLA will make distributions to the holders of its membership units, which include us, for the purpose of funding tax obligations in respect of HLA that are allocated to them. However, HLA may not make tax distributions to its members if doing so would violate any agreement to which it is then a party.
At any time we issue a share of our Class A common stock for cash, the net proceeds received by us will be promptly used to acquire a Class A unit, unless such proceeds are used to settle an exchange of a Class B unit or Class C unit for cash. At any time we issue a share of our Class A common stock upon an exchange of a Class B unit or Class C unit or settle such an exchange for cash, described below under “—Exchange Agreement,” we will contribute the exchanged unit to HLA, and HLA will issue to us a Class A unit. At any time we issue a share of our Class A common stock pursuant to any of our equity plans, we will contribute to HLA all of the proceeds that we receive (if any), and HLA will issue to us an equal number of its Class A units, having the same restrictions, if any, as are attached to the shares of Class A common stock issued under the plan. If we issue other classes or series of our equity securities, HLA will issue to us an equal amount of equity securities of HLA with designations, preferences and other rights and terms that are substantially the same as our newly issued equity securities. Conversely, if we retire any shares of our Class A common stock for cash, HLA will, immediately prior to such retirement, redeem an equal number of Class A units held by us, upon the same terms and for the same price, as the shares of our Class A common stock are retired. In addition, membership units of HLA, as well as our common stock, will be subject to equivalent stock splits, dividends, reclassifications and other subdivisions.
Class A units may be issued only to us, the managing member of HLA, and are non-transferable. Class B units and Class C units may be issued only to give effect to changes in such units or our common stock as described above. A distinction between Class B units and Class C units is that the Class C holders did not receive any shares of our Class B common stock in respect of their Class C units. Class B units and Class C units may not be transferred, except with our consent or to a permitted transferee, subject to such conditions as we may specify. In addition, Class B holders may not transfer any Class B units to any person unless he, she or it transfers an equal number of shares of our Class B common stock to the same transferee.
Under the HLA Operating Agreement, we can require the holders of Class B units and Class C units to sell all of their interests in HLA into certain acquisitions of HLA and, in some circumstances, those holders may require us to include some or all of those interests in such a transaction.
We have the right to determine when distributions will be made to holders of units and the amount of any such distributions, other than with respect to tax distributions as described below. If a distribution is authorized, such distribution will be made to the holders of Class A units, Class B units and Class C units on a pro rata basis in accordance with the number of units held by such holder.
The holders of units, including us, will incur U.S. federal, state and local income taxes on their proportionate share of any taxable income of HLA. Net profits and net losses of HLA will generally be allocated to holders of units (including us) on a pro rata basis in accordance with the number of units held by such holder. The HLA Operating Agreement provides for cash distributions, which we refer to as “tax distributions,” to the holders of the units. Generally, tax distributions will equal the taxable income of HLA multiplied by an assumed tax rate, which is the highest combined U.S. federal and state and local tax rate applicable to any natural person residing in, or corporation doing business in, at the election of HLI, San Francisco, California, New York City or such other jurisdiction as the holders of a majority of the then outstanding Class B units and Class C units, voting together as a single class, consent to in writing. Subject to certain limitations, HLA will distribute tax distributions to holders of units based on their respective number of units for the period covered by the distribution. The pro rata tax distribution amounts will be increased to the extent necessary so that the amount distributed to us is sufficient to enable us to pay our actual tax liabilities and our other expenses and costs (including amounts payable under the tax receivable agreement).
The HLA Operating Agreement provides that HLA may elect to apply an allocation method with respect to certain HLA investment assets that were held at the time of the closing of our IPO that is expected to result in the future, solely for tax purposes, in certain items of loss being specially allocated to us and corresponding items of gain being specially allocated to the other members of HLA. In conjunction therewith, the tax receivable agreement provides that we will pay over to the other HLA members 85% of the net tax savings to us attributable to those tax losses.
The HLA Operating Agreement provides that it may be amended, supplemented, waived or modified by us in our sole discretion without the approval of any other holder of units, except that no amendment can adversely affect the rights of a holder of any class of units without the consent of holders of a majority of the units of such class.

Tax Receivable Agreement
We used a portion of the proceeds from our IPO to purchase membership units of HLA from certain of the legacy direct and indirect members of HLA. In addition, the legacy direct and indirect members of HLA may exchange their Class C or Class B units for shares of our Class A common stock on a one-for-one basis or, at our election, for cash. When a Class B unit is exchanged, a corresponding share of our Class B common stock will automatically be redeemed by us at par value and canceled. As a result of this initial purchase and any subsequent exchanges, we are entitled to a proportionate share of the existing tax basis of the assets of HLA. In addition, HLA has in effect an election under Section 754 of the Internal Revenue Code, which has resulted, and may in the future result, in increases to our share of the tax basis of the assets of HLA. These increases in tax basis are expected to increase our depreciation and amortization deductions and create other tax benefits and therefore may reduce the amount of tax that we would otherwise be required to pay in the future. These increases in tax basis may also decrease gains (or increase losses) on future dispositions of certain assets.
In connection with our IPO and the Reorganization, we entered into a tax receivable agreement with the legacy members of HLA. The agreement requires us to pay to such members (or their owners) 85% of the amount of tax savings, if any, that we realize (or are deemed to realize in the case of an early termination payment, a change in control or a material breach by us of our obligations under the tax receivable agreement, as discussed below) as a result of any possible increases in tax basis described above and of certain other tax benefits attributable to payments under the tax receivable agreement itself. In addition, the HLA Operating Agreement provides that HLA may elect to apply an allocation method with respect to certain HLA investment assets that were held at the time of the closing of our IPO that is expected to result in the future, solely for tax purposes, in certain items of loss being specially allocated to HLI and corresponding items of gain being specially allocated to the other members of HLA. In conjunction therewith, the tax receivable agreement provides that HLI will pay over to the other HLA members 85% of the net tax savings to HLI attributable to those tax losses. These are our obligations and not obligations of HLA. For purposes of the tax receivable agreement, the benefit deemed realized by us is computed by comparing our actual income tax liability to the amount of such taxes that we would have been required to pay had there been no such increase to the tax basis of the assets of HLA, and had we not entered into the tax receivable agreement. The tax receivable agreement became effective immediately upon the consummation of our IPO and will remain in effect until all such tax benefits have been utilized or expired, unless the agreement is terminated early, as described below. We believe that a substantial portion of the intangible assets, including goodwill, of HLA at the time of our IPO, and at the time of any subsequent exchange of units, that are allocable to the membership units of HLA acquired or deemed acquired in taxable transactions by us from legacy direct or indirect members of HLA, are amortizable for tax purposes. We and our stockholders retain the remaining 15% of the tax benefits that we realize or are deemed to realize. Estimating the amount of payments that may be made under the tax receivable agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. The actual increase in tax basis, as well as the amount and timing of any payments under the agreement, will vary depending upon a number of factors, including:
•the timing of purchases or exchanges—for instance, the increase in any tax deductions will vary depending on the fair market value, which may fluctuate over time, of the depreciable or amortizable assets of HLA at the time of each purchase or exchange;
•the price of shares of our Class A common stock at the time of the purchase or exchange—the increase in any tax deductions, as well as the tax basis increase in other assets, of HLA is directly related to the price of shares of our Class A common stock at the time of the purchase or exchange;
•the extent to which such purchases or exchanges are taxable—if an exchange or purchase is not taxable for any reason, increased tax deductions will not be available;

•the amount and timing of our income—we expect that the tax receivable agreement will require us to pay 85% of the deemed benefits as and when deemed realized. If we do not have taxable income, we generally will not be required (absent a change of control or other circumstances requiring an early termination payment) to make payments under the tax receivable agreement for that taxable year because no benefit will have been realized. However, any tax benefits that do not result in realized benefits in a given tax year will likely generate tax attributes that may be utilized to generate benefits in future tax years. The utilization of any such tax attributes will result in payments under the tax receivable agreement; and
•tax rates in effect at the time that we realize the relevant tax benefits.
The payments that we may make under the tax receivable agreement could be substantial.
We have the right to terminate the tax receivable agreement in whole or, in certain circumstances, in part, at any time. In addition, the tax receivable agreement will terminate early upon certain mergers or consolidations or other changes of control or if we materially breach our obligations under the tax receivable agreement. If we exercise our right to terminate the tax receivable agreement, or if the tax receivable agreement is terminated early in accordance with its terms, our payment obligations under the tax receivable agreement will be accelerated and will become due and payable in a lump sum amount equal to the present value of the anticipated future tax benefits calculated based on a discount rate equal to the lesser of (x) 7.5% and (y) SOFR plus 400 basis points and on certain assumptions, including that (i) we will have sufficient taxable income to use in full the deductions arising from any increased tax basis and (ii) except in the case of a partial termination, all Class B units and Class C units outstanding on the termination date are deemed to be exchanged on the termination date. As a result, we could be required to make payments under the tax receivable agreement that are substantial and in excess of our actual cash tax savings. In the past, we have exercised our right to terminate the tax receivable agreement in part with respect to certain non-employee individuals who had exchanged all of their Class B units and Class C units and were not subject to Section 16 of the Exchange Act, which resulted in early termination payments. We did not exercise our termination rights during fiscal 2025 and thus, no early termination payments were due for that period.
Decisions made in the course of running our business, such as with respect to mergers and other forms of business combinations that constitute changes in control, may influence the timing and amount of payments we make under the tax receivable agreement in a manner that does not correspond to our use of the corresponding tax benefits. In these situations, our obligations under the tax receivable agreement could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control.
Payments are generally due under the tax receivable agreement within a specified period of time following the filing of our tax return for the taxable year with respect to which the payment obligation arises, although interest on such payments will begin to accrue at a rate of SOFR plus 100 basis points from the due date (without extensions) of such tax return. Late payments generally accrue interest at a rate of SOFR plus 500 basis points. Because of our structure, our ability to make payments under the tax receivable agreement is dependent on the ability of HLA to make distributions to us. The ability of HLA to make such distributions will be subject to, among other things, restrictions in our loan agreements (as amended) with JPMorgan Chase & Co., as successor to First Republic Bank, copies of which have been filed with the SEC and are incorporated by reference as exhibits to our most recent Annual Report on Form 10-K. If we are unable to make payments under the tax receivable agreement for any reason, such payments will be deferred and will accrue interest until paid.
Payments under the tax receivable agreement will be based on the tax reporting positions that we determine. Although we are not aware of any material issue that would cause the IRS to challenge a tax basis increase, we will not, in the event of such a challenge, be reimbursed for any payments previously made under the tax receivable agreement (although we would reduce future amounts otherwise payable under the tax receivable agreement). No assurance can be given that the IRS will agree with the allocation of value among our assets or that sufficient subsequent payments under the tax receivable agreement will be available to offset prior payments for disallowed benefits. As a result, in certain circumstances, payments could be made under the tax receivable agreement in excess of the benefit that we actually realize in respect of the increases in tax basis resulting from our purchases or exchanges of membership units of HLA and certain other tax benefits related to our entering into the tax receivable agreement.
Certain of our directors, executive officers and beneficial owners of more than 5% of our Class A common stock received payments pursuant to the tax receivable agreement in fiscal 2025 in the following amounts:

Related Party	Total Payment ($)
Officers and Directors:
Hartley Rogers(1)	2,562,205
HRHLA, LLC(2)	1,022,762
Mario Giannini(3)	2,540,685
Erik Hirsch	1,395,726
Andrea Anigati Kramer	145,958
Other 5% Beneficial Owners:
The 2008 Sexton Des. Trust FBO Laura Sexton(4)	530,782
The 2008 Sexton Des. Trust FBO Matthew Sexton(4)	530,782
Stephen Brennan	138,704
Tara Devlin	241,768
Michael Donohue	25,472
Kyera Giannini	145,126
Nicole Giannini	142,089
David Helgerson	39,174
Michael Kelly	144,809
Thomas Kerr	188,662
Kevin Lucey	477,607
Oakville Number 2 Trust	38,405
Michael Schmertzler	314,322
Edward Whittemore	53,045
Laurence Whittemore III	22,957
Paul Yett	709,512

(1)    Includes amounts paid to family members, related trusts and family foundations and amounts assigned to National Philanthropic Trust by a family foundation.
(2)    HRHLA, LLC is an entity that is controlled by Mr. Rogers.
(3)    Includes amounts paid to Hamilton Lane Advisors, Inc., an S-corporation wholly owned by Mr. Giannini.
(4)    The 2008 Sexton Des. Trust FBO Laura Sexton and The 2008 Sexton Des. Trust FBO Matthew Sexton are two family trusts of which Mr. Sexton is trustee.

The above payments were made pursuant to the terms of the tax receivable agreement and therefore did not require audit committee approval under our Related-Party Transaction Policy.
Exchange Agreement
In connection with our IPO and the Reorganization, we entered into an exchange agreement with the other members of HLA that entitles those members (and certain permitted transferees thereof, including the beneficial owners of the Class B units and Class C units) to exchange their Class C units, and their Class B units together with an equal number of shares of Class B common stock, for shares of Class A common stock on a one-for-one basis or, at our election, for cash. The cash proceeds of equity offerings, private placements and block trades may be used to settle exchanges.
All exchanges are subject to compliance with our corporate policies, including periodic blackout periods imposed by us. In addition, the exchange agreement provides that an owner does not have the right to exchange Class B units or Class C units if we determine that such exchange would be prohibited by law or regulation or would violate other agreements to which the owner is subject. We may impose additional restrictions on exchanges that we determine to be necessary or advisable so that HLA is not treated as a “publicly traded partnership” for U.S. federal income tax purposes.
Any beneficial holder exchanging Class B units must ensure that the applicable Class B holder delivers a corresponding number of shares of Class B common stock to us for redemption and cancellation as a condition of exercising its right to exchange Class B units. When a Class B unit or Class C unit is surrendered for exchange, it will not be available for reissuance.
Stockholders Agreement
Certain Class B holders who are significant outside investors, members of management and significant employee owners entered into a stockholders agreement with the Company and HLA in connection with the IPO and the Reorganization pursuant to which they agreed to vote all their shares of voting stock, including Class A and Class B common stock, together and in accordance with the instructions of HLAI on any matter submitted to our common stockholders for a vote.
Under the stockholders agreement, these holders agreed to take all necessary action, including casting all votes such members are entitled to cast at any annual or special meeting of stockholders, to cause the persons designated by HLAI to be the full slate of nominees recommended for election by our board of directors (or any committee or subcommittee thereof for election of directors).
As of the record date, HLAI holds approximately 51% of the aggregate voting power of our Class A common stock and Class B common stock, and the parties to the stockholders agreement collectively hold approximately 75% of the aggregate voting power of our Class A common stock and Class B common stock. HLAI is generally controlled by its managing member, an entity controlled by Mr. Rogers. As a result of these arrangements, HLAI, its current members, and their permitted transferees control the outcome of any such matters that are submitted to our stockholders for the foreseeable future.
Registration Rights Agreement
In connection with the IPO and the Reorganization, we entered into a registration rights agreement with certain Class B holders who are significant outside investors, members of management and significant employee owners. The registration rights agreement provides these holders with the right to require us to register under the Securities Act the shares of Class A common stock issuable to them upon exchange of their Class B units or Class C units. The registration rights agreement also provides for piggyback registration rights for these holders, subject to certain conditions and exceptions.

Indemnification Agreements
Our Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL, subject to certain exceptions contained in our Bylaws. In addition, our Amended and Restated Certificate of Incorporation, as permitted by Delaware law, eliminates the personal liability of our directors and officers for monetary damages resulting from breaches of certain fiduciary duties as directors or officers. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director or officer for breach of fiduciary duties as a director or officer, except for: (1) any breach of a director’s or officer’s duty of loyalty to us or our stockholders; (2) acts or omissions by a director or officer not in good faith, or which involve intentional misconduct or a knowing violation of law; (3) a director for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; (4) any transaction from which the director or officer derived an improper personal benefit; or (5) an officer in any action by or in the right of the corporation. These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.
We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement to the fullest extent permitted under the DGCL, subject to certain exceptions contained in those agreements. In some cases, the indemnification agreements may be broader than the specific indemnification provisions contained under the DGCL.
There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, and we are not aware of any pending litigation that may result in claims for indemnification by any director or officer.
Registered Offering
From time to time, we evaluate opportunities to provide liquidity to our pre-IPO owners. In February 2025 (the “February 2025 Offering”), we conducted a registered offering of our Class A common stock for this purpose and permitted a Class A holder to participate alongside us as a selling stockholder. We and the selling stockholder sold an aggregate of 1,572,536 shares of Class A common stock at a price to the underwriter of $159.00 per share. The shares sold consisted of 10,255 shares held by the selling stockholder and 1,562,281 shares newly issued by us. We received $248.4 million in net proceeds from the sale of our shares, which we used to settle exchanges of a total of 1,486,223 Class B units and 76,058 Class C units at the per-share price. In connection with the exchange of the Class B units, we also repurchased for par value and canceled a corresponding number of shares of Class B common stock. We did not receive any proceeds from the sale of shares by the selling stockholder.

The following table shows our directors, executive officers and beneficial owners of more than 5% of our Class A common stock who exchanged Class B units and/or Class C units for cash proceeds of the February 2025 Offering.

	February 2025 Offering
Exchanging Beneficial Owners	Class B Units Exchanged	Class C Units Exchanged
Officers and Directors:
Hartley Rogers(1)	139,745	—
Mario Giannini (2)	1,000,000	—
Other 5% Beneficial Owners:
The 2008 Sexton Des. Trust FBO Laura Sexton(3)	25,000	—
The 2008 Sexton Des. Trust FBO Matthew Sexton(4)	25,000	—
Stephen Brennan	—	10,000
Kyera Giannini	25,000	—
Nicole Giannini	25,000	—
David Helgerson	—	5,000
Michael Kelly	—	20,000
Kevin Lucey	65,997	25,557
Michael Schmertzler (5)	100,000	—
Edward Whittemore(6)	15,000	—
Laurence Whittemore (7)	65,000	—
Total:	1,485,742	60,557
HLAI(3)(4)(5)(6)(7)	369,745	—
HRHLA(1)	139,745	—
(1)    These securities were owned indirectly by Mr. Rogers through HLAI. Mr. Rogers is the manager of HRHLA, LLC, the managing member of HLAI. HLAI distributed the Class B units to Mr. Rogers in order to facilitate the exchange.
(2)    These securities were owned indirectly by Mr. Giannini through Hamilton Lane Advisors, Inc. Mr. Giannini is the sole owner of Hamilton Lane Advisors, Inc.
(3)    Represents securities owned indirectly by The 2008 Sexton Des. Trust FBO Laura Sexton through HLAI. Mr. Sexton is trustee of this trust. HLAI distributed the Class B units to the trust in order to facilitate the exchange.
(4)    Represents securities owned indirectly by The 2008 Sexton Des. Trust FBO Matthew Sexton through HLAI. Mr. Sexton is trustee of this trust. HLAI distributed the Class B units to the trust in order to facilitate the exchange.
(5)    Represents securities owned indirectly by Mr. Schmertzler through HLAI. HLAI distributed the Class B units to Mr. Schmertzler in order to facilitate the exchange.
(6) Represents securities owned indirectly by Mr. Whittemore through HLAI. HLAI distributed the Class B units to Mr. Whittemore in order to facilitate the exchange.
(7) Represents securities owned indirectly by Mr. Whittemore through HLAI. HLAI distributed the Class B units to Mr. Whittemore in order to facilitate the exchange.
The above exchanges were made pursuant to the terms of the exchange agreement and therefore did not require audit committee approval under our Related-Party Transaction Policy.

The following owner of more than 5% of our Class A common stock participated in the February 2025 Offering as a selling stockholder:

Selling Stockholder	Shares of Class A common stock sold
Officers and Directors:
Hartley Rogers	10,255
Total:	10,255

Investments in Our Funds
Our eligible employees and non-executive directors are permitted to invest, and have invested, their own capital in certain of our funds. We offer this benefit to align them with the firm, its investment strategies and its client investors. Employee and non-employee director investors in our evergreen funds generally make investments on the same terms and conditions as those available to our clients, although they can participate in institutional or founder share classes, where available, with more favorable economics than other classes. Employee investors in our closed-ended funds do not pay management fees or carried interest. Investments by our employees and non-executive directors may involve the purchase of digitally-native or token securities from a vehicle (that may be affiliated with us), which vehicle would then use the cash from those purchases to invest in the funds. Between April 1, 2024 and July 1, 2025, our directors, executive officers and beneficial owners of more than 5% of our Class A common stock made the following gross contributions in our funds (either directly or through an entity controlled by them): Mr. Giannini $17,564,000, Mr. Rogers $8,475,000, Mr. Delgado-Moreira $6,525,000, Ms. Kramer $501,000, Ms. Varon $200,000, Stephen Brennan $500,000, Thomas Kerr $800,000 and John Hepburn (settlor of Oakville Number 2 Trust) $500,000.
Our directors, executive officers and affiliated beneficial owners of more than 5% of our Class A common stock have received pre-approval from our audit committee to invest their personal capital in certain of our funds up to certain amounts. In a periodic compliance review during fiscal 2025, we determined that a May 2023 investment of $500,000 in our Impact II Fund by Mr. Hepburn and a June 2023 investment of $5,443,000 in our Secondary Fund VI by the trustee of Oakville Number 2 Trust were not pre-approved by our audit committee. Our audit committee reviewed and ratified these transactions on June 18, 2025.
Litigation Expenses
Since the beginning of fiscal 2025, the Company has incurred approximately $210,000 in legal expenses (as of July 1, 2025) primarily in connection with discovery related to Mr. Hirsch’s divorce proceedings, which amount has been fully reimbursed by Mr. Hirsch.

Transactions with Unaffiliated Principal Stockholders
We have and may in the future continue to enter into ordinary course transactions with unaffiliated entities known to us to beneficially own more than 5% of our Class A common stock (“Unaffiliated Principal Stockholders”). These transactions may include investments by us or our affiliates in funds managed by Unaffiliated Principal Stockholders or their affiliates and investments by Unaffiliated Principal Stockholders or their affiliates in our funds, in each case at arm’s length and generally on the same terms and conditions offered to other unaffiliated fund investors. The transactions also may involve the purchase of digitally-native or token securities from a vehicle (that may be affiliated with us), which vehicle would then use the cash from those purchases to make the investments. Transactions with Unaffiliated Principal Stockholders are ratified by our audit committee.

AUDIT COMMITTEE REPORT
With respect to the financial reporting process of Hamilton Lane Incorporated (“Hamilton Lane” or the “Company”), the management of the Company is responsible for establishing and maintaining internal controls and preparing Hamilton Lane’s consolidated financial statements. Hamilton Lane’s independent registered public accounting firm, Ernst & Young LLP (“EY”), is responsible for auditing these financial statements. It is the responsibility of the audit committee to oversee these activities. The audit committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of Hamilton Lane’s financial statements. We have relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with GAAP and on the representations of EY included in its audit of Hamilton Lane’s consolidated financial statements.
We have reviewed and discussed the audited consolidated financial statements for the fiscal year ended March 31, 2025 with Hamilton Lane’s management and with EY, including the results of the independent registered public accounting firm’s audit of Hamilton Lane’s financial statements. We have also discussed with EY the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) for communication with audit committees, under which EY must provide us with additional information regarding the scope and results of its audit of Hamilton Lane’s consolidated financial statements.
We have also received and reviewed the written disclosures and the letter from EY required by applicable requirements of the PCAOB regarding EY’s communications with the audit committee concerning independence, and have discussed with EY its independence from Hamilton Lane, as well as any relationships that may impact EY’s objectivity and independence.
Based on our review of the matters noted above and our discussions with Hamilton Lane’s management and independent registered public accountants, we recommended to the board of directors that the audited consolidated financial statements be included in Hamilton Lane’s Annual Report on Form 10-K for the fiscal year ended March 31, 2025, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE Leslie F. Varon, Chair David J. Berkman O. Griffith Sexton

PROPOSAL NO. 4
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has appointed EY as our independent registered public accounting firm for the fiscal year ending March 31, 2026. We are asking our stockholders to ratify the selection of EY as our independent registered public accounting firm. Although ratification is not required by our Bylaws or otherwise, we are submitting the election of EY to our stockholders for ratification as a matter of good corporate practice and because we value our stockholders’ views on our independent registered public accounting firm. In the event that our stockholders fail to ratify the selection, the audit committee will review its future selection of independent auditors. Even if our stockholders ratify the election, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interest of Hamilton Lane and our stockholders. Representatives of EY are expected to be present at the Annual Meeting, and they will have the opportunity to make a statement if they so desire and to respond to appropriate questions.
The following table presents fees for professional audit services and other services provided to Hamilton Lane by EY for the fiscal years ended March 31, 2025 and 2024.

	2025	2024
Audit Fees(1)	$1,710,900	$1,612,500
Audit-Related Fees(2)	640,072	804,865
Tax Fees(3)	—	—
All Other Fees(4)	7,632	7,632
Total	$2,358,604	$2,424,997

(1)    Audit fees consisted of work performed in connection with the audit of our annual consolidated financial statements and services rendered in connection with our registration statements.
(2)    Audit-related fees consisted primarily of fees for attest services of individual investment funds.
(3)    Tax fees primarily related to tax compliance services and advice on transfer pricing services.
(4)    All other fees primarily related to a subscription to an online accounting research tool.
EY also provided professional audit services and other services to unconsolidated investment funds managed by affiliates of Hamilton Lane in its capacity as the general partner and/or manager of such entities. Audit fees and tax fees totaled $9,606,418 and $44,714, respectively, for the fiscal year ended March 31, 2025, and $9,682,880 and $35,655, respectively, for the fiscal year ended March 31, 2024.

Audit Committee Pre-Approval Policies and Procedures
During our 2024 and 2025 fiscal years, all of the fees paid to EY were approved by our audit committee in accordance with the Company’s then-current Pre-Approval Policy for Audit and Non-Audit Services (the “Pre-Approval Policy”).
The Pre-Approval Policy was adopted by our audit committee and governs the pre-approval, selection, retention and termination of any services provided by the Company’s independent registered public accounting firm. The Pre-Approval Policy expressly prohibits non-audit services for which engagement is not permitted by the SEC’s rules and regulations, including internal audit outsourcing and expert services unrelated to the audit. A list of prohibited and permitted services is set forth in the Pre-Approval Policy. Permitted services include audit, audit-related and tax-related services. Audit and audit-related services may include, among other things, services related to securities filings, accounting and financial reporting consultations, statutory audits and acquisition-related due diligence and benefit plan audits.
For audit services, the independent auditor is to provide, for audit committee approval, an engagement letter for each fiscal year outlining the proposed plan covering the audit services’ scope, terms and compensation. Additional engagement letters related to other permitted services may not require separate audit committee approval if such services have been pre-approved. The independent auditor will represent to the audit committee, in each of its engagement letters for non-audit services, that each proposed service to be provided does not violate the SEC’s auditor independence rules.
Management and the independent auditor must submit to the audit committee a request for pre-approval of any proposed services that have not been previously pre-approved. Responses to requests for services are required to include a statement that the services are consistent with and shall not violate the SEC rules on auditor independence. The audit committee must approve permissible non-audit services in order for the independent auditor to be retained by us for such services.
The board of directors recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2026.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K
We filed our Annual Report on Form 10-K for the fiscal year ended March 31, 2025 with the SEC on May 30, 2025. We will mail to you without charge, upon written request, a copy of our most recent Annual Report on Form 10-K, excluding exhibits. Please send the written request to Hamilton Lane Incorporated, 110 Washington Street, Suite 1300, Conshohocken, PA 19428, Attention: Secretary. Our most recent Annual Report on Form 10-K may also be accessed and printed directly from our website at www.hamiltonlane.com under the caption “Shareholders” or from the SEC’s website at www.sec.gov.
OTHER BUSINESS
Our board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the proxy card will have discretion to vote the shares represented by proxy in accordance with their own judgment on such matters.
It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. We urge you to vote by telephone, by Internet or by executing and returning the proxy card or voting instruction form at your earliest convenience.
HOUSEHOLDING PROXY MATERIALS
The SEC permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for the proxy statements, annual reports and notices of Internet availability of proxy materials with respect to two or more stockholders sharing the same address by delivery of a single proxy statement, annual report and notice to those stockholders. This process, which is commonly referred to as “householding,” is intended to reduce the volume of duplicate information stockholders receive and also reduce expenses for companies. We have instituted householding for our registered stockholders, and some intermediaries may also be householding our proxy materials, annual report and notice. Once you have received notice from us, your broker or another intermediary that they will be householding materials to your address, householding will continue until you are notified otherwise or until you or another stockholder who shares your address provides contrary instructions. We undertake to deliver promptly to any stockholder at a shared address, upon written or oral request, a copy of our proxy statement, annual report and notice of Internet availability of proxy materials. You may request such additional copies by calling (610) 934-2222 or writing to Hamilton Lane Incorporated, 110 Washington Street, Suite 1300, Conshohocken, PA 19428, Attention: Secretary.
If, in the future, you wish to receive a separate proxy statement, annual report or notice of Internet availability of proxy materials, as applicable, or if your household is currently receiving multiple copies of the proxy materials and you wish to receive only a single set, simply call, toll free, 1-866-540-7095, or write to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you hold your shares through an intermediary, and reside in a household that received only one copy of the proxy materials, you can request to receive a separate copy in the future by following the instructions sent by your bank, broker or other nominee record holder. If your household is receiving multiple copies of the proxy materials, you may request that only a single set of materials be sent by following the instructions sent by your bank, broker or other nominee record holder.

APPENDIX A

NON-GAAP MEASURES
Fee Related Earnings
Fee Related Earnings (“FRE”) is used to highlight earnings from revenues that are measured and received on a recurring basis. FRE represents net income excluding (a) incentive fees, net of fee related performance revenues, and related compensation, (b) equity-based compensation, (c) interest income and expense, (d) income tax expense, (e) equity in income of investees, (f) non-operating gain (loss) and (g) certain other significant items that we believe are not indicative of our core performance. We believe FRE is useful to investors because it provides additional insight into the operating profitability of our business. FRE is presented before income taxes.
Fee related performance revenues (“FRPR”) are incentive fees expected to be measured and received from certain of our funds on a recurring basis and are not dependent on realization events of the fund’s underlying investments. We believe FRPR is useful to investors because it provides additional insight into our recurring revenues.
Adjusted EBITDA
Adjusted EBITDA is an internal measure of profitability. We believe Adjusted EBITDA is useful to investors because it enables them to better evaluate the performance of our core business across reporting periods. Adjusted EBITDA represents net income excluding (a) interest expense on our outstanding debt, (b) income tax expense, (c) depreciation and amortization expense, (d) equity-based compensation expense, (e) non-operating (loss) gain and (f) certain other significant items that we believe are not indicative of our core performance.
A-1

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on September 3, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/HLNE2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on September 3, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V76602-P34754

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HAMILTON LANE INCORPORATED

The Board of Directors recommends you vote FOR the Class III director nominee listed below:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Class III Director

Nominee:

01) Hartley R. Rogers

The Board of Directors recommends you vote FOR Proposals 2 and 4 and 1 YEAR on Proposal 3.

Proposal	For	Against	Abstain
2. Advisory, non-binding vote to approve named executive officer compensation.	☐	☐	☐

Proposal	1 Year	2 Years	3 Years	Abstain
3. Advisory non-binding vote on the frequency of future advisory votes to approve named executive officer compensation.	☐	☐	☐	☐

Proposal	For	Against	Abstain
4. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2026.	☐	☐	☐

If no boxes are marked and the proxy is signed, this proxy will be voted in the manner described on the reverse side.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on September 4, 2025: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V76603-P34754

HAMILTON LANE INCORPORATED
2025 Annual Meeting of Stockholders
September 4, 2025 9:30 AM, Eastern Time
This proxy is solicited by the Board of Directors

The undersigned stockholder(s) hereby appoint(s) Hartley R. Rogers and Erik R. Hirsch, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common Stock and Class B Common Stock of HAMILTON LANE INCORPORATED that the undersigned stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:30 AM, Eastern Time on September 4, 2025, at www.virtualshareholdermeeting.com/HLNE2025, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If this proxy is signed but no direction is given, this proxy will be voted "FOR" the nominee for director listed in Proposal 1, "FOR" Proposals 2 and 4 and for a frequency of "1 YEAR" with respect to Proposal 3. This proxy will be voted in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Continued and to be signed on reverse side